Exhibit 10.24

SHARE PURCHASE AGREEMENT

by and among

MyECheck, Inc.,
a Wyoming corporation, and

Seergate Ltd.
an Israeli corporation

Dated as of May 5, 2015

Table of Contents

(continued)

Table of Contents

(continued)

EXHIBITS, AND SCHEDULES

Exhibits

A.	Certain Definitions
B.	Restricted Share Purchase Agreement
C.	Employment Agreements
D.	Release Agreements
E.	Legal Opinion

Schedules

2.1 (k) List of Contracts

3.1 List of Jurisdictions

3.3 (b) Outstanding Pre-emptive Rights

3.10 Company Indebtedness

3.11 Material Contracts

3.12 (a) Patents

3.12 (f) Persons Having Rights in IP

3.12 (j) Royalty Payments

3.12 (k) Proprietary Information Agreement

3.13 (a) Employee Manuals and Handbooks

3.13 (b) Bonus Payments

3.14 (a) Government Approvals

3.19 Insurance Policies

3.20 (a) Owned Property

3.20 (b) Leased Property

3.22 (a) Largest Customers

3.22 (b) Largest Sole Suppliers

3.23 Bank Accounts

3.24 Company Transaction Expenses

6.1 Conduct of Business Prior to Closing

6.14 Certain Employee Matters

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is made and entered into this 5th day of May, 2015, by and between MyECheck, Inc., a Wyoming corporation (the “Purchaser”), whose principal offices are located at 2600 East Bidwell, Suite 140, Folsom, CA 95630 and Seergate Ltd., a company organized under the laws of Israel (the “Seller”), whose principal offices are at 34 Jerusalem Rd., Ra’anana 43000, Israel, each a “Party” and together the “Parties.” Certain capitalized terms used in this Agreement are defined on Exhibit A hereto.

RECITALS

WHEREAS, the Seller and its U.S. subsidiary Seergate Inc., (the “Companies”, and each a “Company”) have collectively developed and commercialized a valuable technology (the “Business”); and

WHEREAS, the Seller owns all of the shares of the issued and outstanding share capital of each of the Companies (the “Company Shares,” as defined in Section 3.3). The Company Shares evidence all of the ownership rights to, and equity interests in, both of the Companies. The Parties hereto desire to enter into this Agreement pursuant to which Purchaser will acquire the Company Shares from the Seller upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

ARTICLE I

Purchase and sale of the shares

1.1	Agreement to Sell and Purchase Stock.

(a)	Company Shares. For the consideration hereinafter provided and subject to the terms and conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver to Purchaser, free and clear of all Encumbrances, and Purchaser shall purchase and acquire from the Seller, the Company Shares (the “Transaction”).

1.2	Closing.

(a)	The Closing. The closing of the Transaction (the “Closing”) shall take place at the offices of the Purchaser, at 10:00 A.M. on the earlier of (i) May 5, 2015, (ii) the third (3rd) Business Day after the day on which all of the conditions to closing set forth in Article VII are satisfied or waived (other than conditions that are intended to be satisfied at the Closing), or (iii) at such other date, time or place as the Parties may agree (the “Closing Date”).

1

1.3	Purchase Price; Closing Payment.

(a)	Purchase Price. The aggregate purchase price to be paid by Purchaser to the Seller for the Company Shares (the “Purchase Price”) shall equal Three Million Dollars of restricted Common Stock of the Purchaser (the “Gross Purchase Price”) as determined by the volume-weighted sales price per share rounded to four decimal places of Purchaser on the OTC – PINK (the “OTC”) for the consecutive period of ten (10) Business Days beginning at 9:30 a.m. New York time on the tenth (10th) Business Day immediately preceding the Closing Date and concluding at 4:00 p.m., minus or plus (as the case may be) (i) any Net Working Capital Adjustment as finally calculated in accordance with Section 1.5, minus (ii) payment of Permitted Indebtedness. The Purchase Price shall initially be calculated as of the Closing Date as contemplated by Section 1.3(b), and shall be paid as set forth in Section 1.2.

(b)	Closing Payment to Seller. At the Closing, Purchaser shall issue to the Seller restricted shares of Common Stock of the Purchaser (the “Purchaser Shares”), notwithstanding anything contained to the contrary in this Agreement, such number of shares to be not less than 100,000,000 (one hundred million) shares.

(c)	Purchaser Shares. The Purchaser Shares will be issued pursuant to a Restricted Share Purchase Agreement attached hereto as Exhibit B to be executed by the Purchaser and the Seller, pursuant to which, following the Closing Date, 100 percent (100%) of the Purchaser Shares will, subject to the provisions of this Agreement, be subject to a right of repurchase by the Purchaser for the same price per share as determined in Section 1.3 (a) above, which right may be exercised by the Purchaser on a dollar for dollar basis upon the occurrence of Damages resulting from material breach of any representation or warranty set forth in Article III or Article IV or covenant set forth in Article VI, and which right will expire immediately upon the expiration of the Survival Period in accordance with the provisions of Section 9.1. The Restricted Share Purchase Agreement shall include a provision which will allow Seller to designate the names which shall appear on each of Purchaser’s Share Certificates. Such Restricted Stock Purchase Agreement will also include all representations and warranties to be made by the Seller to ensure that it is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act of 1933 as amended.

2

1.4	Permitted Indebtedness and Company Transaction Expenses.

(a)	No later than five (5) days prior to the Closing Date, the Seller shall deliver to Purchaser a reasonably detailed statement (the “Permitted Indebtedness Report”) setting forth the exact amount of each item of Indebtedness of each of the Companies as of the Closing, which amount will include any of the Company Transaction Expenses remaining unpaid and outstanding as of the Closing Date (each item of Indebtedness set forth on the Permitted Indebtedness Report and deducted from the Purchase Price pursuant to Section 1.3(a), an item of “Permitted Indebtedness” and the aggregate amount of such unpaid Indebtedness and Company Transaction Expenses reflected on the Permitted Indebtedness Report, (the “Permitted Indebtedness Amount”). Purchaser shall have a reasonable opportunity to discuss such report with the Seller and review such report and the underlying books and records of the Companies related thereto.

(b)	The Permitted Indebtedness Amount shall be deducted from the Gross Purchase Price as contemplated by Section 1.3. At or as soon as reasonably practical following the Closing, Purchaser shall (i) repay the Permitted Indebtedness Amount shown on the Permitted Indebtedness Report to the applicable lenders, vendors or employees or (ii) provide the Companies with sufficient cash to, and cause the Companies to, repay such amount in full to the applicable creditor; provided, however, that the responsibility for the payment of any Indebtedness or Company Transaction Expenses not reflected on the Permitted Indebtedness Report shall at all times following the Closing remain with the Seller as provided in this Agreement. The Seller shall be responsible for removal of all Encumbrances in connection with the Permitted Indebtedness. The Purchaser Shares shall be held by the Seller for the benefit of the Seller’s shareholders and shall be delivered to the Seller’s shareholders pursuant to the provisions of this Agreement and the Restricted Share Purchase Agreement attached hereto as Exhibit B.

1.5	Purchase Price Adjustments.

(a)	No later than five (5) days prior to the Closing Date, the Seller shall deliver to Purchaser a statement (the “Preliminary Closing Statement”) setting forth a good faith estimate of the Net Working Capital of each of the Companies as of the Closing Date (the “Estimated Net Working Capital”), calculated in accordance with GAAP. The Gross Purchase Price shall be either increased, dollar for dollar, by the amount by which the Estimated Net Working Capital is more than the original Gross Purchase Price, or decreased, dollar for dollar, by the amount by which the Estimated Net Working Capital is less than ($1,800.00), (the “Estimated Net Working Capital Adjustment Amount”).

(b)	As promptly as practicable, but in no event later than ninety (90) days following the Closing Date, Purchaser shall cause the following to be prepared and delivered to the Seller (collectively, the “Closing Balance Sheet”): (i) a balance sheet of each of the Companies as of the Closing Date prepared in accordance with GAAP and on a basis consistent with prior periods; and (ii) a statement based on such Closing Balance Sheet which sets forth in detail a calculation of the Net Working Capital of the Companies on the Closing Date. Purchaser shall provide the Seller any and all work papers used in the preparation of the Closing Balance Sheet. Purchaser shall permit the Seller to render all reasonable assistance in connection with the preparation and audit of the Closing Balance Sheet. Except as set forth below, the Closing Balance Sheet and the accompanying Net Working Capital calculation shall be deemed to be and shall be final, binding and conclusive on the Parties upon the earlier of (the “Final Resolution Date”): (i) Seller’s delivery of a written notice to Purchaser of its approval of the Closing Balance Sheet; (ii) the failure of Seller to notify Purchaser in writing of a dispute with the Closing Balance Sheet within thirty (30) days of the delivery of such documents to Seller; and (iii) the resolution of all disputes, pursuant to Section 1.5(c), by the Independent Accounting Firm.

3

(c)	Seller may dispute any amounts reflected on the Closing Balance Sheet by delivery of a written notice to Purchaser (the “Closing Balance Sheet Dispute Notice”). If Seller delivers a Closing Balance Sheet Dispute Notice to Purchaser, Purchaser and Seller shall submit their respective determinations and calculations and the items remaining in dispute for resolution to an independent accounting firm mutually acceptable to Purchaser and Seller (the “Independent Accounting Firm”). The parties shall cause the Independent Accounting Firm to submit a report to Purchaser and Seller with a determination regarding the remaining disputed items, within thirty (30) days after submission of the matter, and such report shall be final, binding and conclusive on Purchaser and Seller. The fees, costs and expenses of the Independent Accounting Firm shall be paid by Purchaser and Seller in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such Party as finally determined by the Independent Accounting Firm bears to the total amount of such remaining disputed items.

(d)	The Purchase Price shall be either decreased or increased on a dollar-for-dollar basis by the amount by which the actual Net Working Capital of the Companies finally determined in accordance with Sections 1.5(b) and 1.5(c) (the “Final Net Working Capital”) is less or more, as the case may be, than the amount of the Estimated Net Working Capital determined in accordance with Section 1.5(a). Any such adjustment to the Purchase Price shall be referred to as a “Net Working Capital Adjustment

1.6	Withholding Rights. Each of Purchaser, the Companies, and any Affiliate thereof (each a “Payor”) shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted and withheld under the Code or any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and paid to the applicable tax authorities, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Without derogating from the foregoing, no tax withholding or reduced tax withholding under Israeli law shall be made by the Payor from any amounts payable pursuant to this Agreement, to the extent that the Seller provided the Payor with a valid certificate of exemption from tax withholding or a determination applying a reduced withholding tax rate issued by the Israel Tax Authority with respect to such payments prior to the time such payments are due to be made.

4

ARTICLE II

CLOSING DELIVERIES

2.1	Deliveries by Seller and/or the Companies. At or prior to the Closing, the Companies and/or Seller (as applicable) shall deliver or cause to be delivered to Purchaser:

(a)	Share Certificates. A certificate or certificates representing the Company Shares, as defined below, duly endorsed in blank for transfer to Purchaser or accompanied by stock powers duly executed in blank;

(b)	Employment Agreements. Employment Agreements in the form attached hereto as Exhibit C, duly executed by each Key Employee;

(c)	Releases. Release Agreements, duly executed by Seller in the form attached hereto as Exhibit D;

(d)	Certificate of Representations and Warranties. A Certificate executed on behalf of each Company by its President or Chief Executive Officer, certifying the matters in Section 7.1(a);

(e)	Legal Opinion. A legal opinion from Seller’s legal counsel dated as of the Closing Date in substantially the form attached hereto as Exhibit E;

(f)	Resignations. Evidence satisfactory to Purchaser of the resignation of each of the directors and each of the officers of each of the Companies in office immediately prior to the Closing as directors [and/or officers, as applicable,] of each of the Companies, effective as of the Closing;

(g)	Release of Encumbrances. Evidence reasonably satisfactory to Purchaser that all Encumbrances on assets of each Company shall have been released prior to the Closing, shall be released simultaneously with the Closing or, with respect to Encumbrances related to Permitted Indebtedness, shall be released upon payment by Purchaser of the applicable amount set forth in the Permitted Indebtedness Report following the Closing;

(h)	Permitted Indebtedness Report. The Permitted Indebtedness Report contemplated by Section 1.4;

(i)	Signature Cards. Signature cards for the bank accounts of each Company, referred to in Section 3.23, which Purchaser may use to transfer authority of those accounts to designees of Purchaser’s choosing;

(j)	Transaction Agreements. Duly executed copies of each of the Transaction Agreements to which Seller or either Company is a party;

5

(k)	Consents. Consents, in form and substance reasonably satisfactory to Purchaser, with respect to the change of control of each of the Contracts listed on Schedule 2.1(k), which require such consent by their terms, duly executed by the counter-party to each such Contract;

(l)	Certificate of Good Standing. A certificate from the relevant government authority in Israel (to the extent such a certificate is available in the normal course of business in that country) and the United States as to each Company’s good standing and payment of all applicable taxes;

(m)	Secretary’s Certificate. A certificate duly executed by the Secretary of each Company, attaching correct and complete copies of the charter documents and Resolutions of the Board of Directors and shareholders of each Company authorizing this Agreement and the Transaction;

(n)	Restricted Stock Purchase Agreement. Duly executed copies of the Restricted Stock Purchase Agreement with respect to the Purchaser Shares;

(o)	Preliminary Closing Statement. The Preliminary Closing Statement contemplated by Section 1.5(a); and

(p)	Other Documentation. Such other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary or appropriate to transfer the Company Shares in accordance with the terms hereof and consummate the Transaction, and to vest in Purchaser and its successors and assigns full, complete, absolute, legal and equitable title to the Company Shares, free and clear of all Encumbrances, including such certificates, instruments and documents to be executed or delivered by Seller pursuant to the terms of this Agreement.

2.2	Deliveries by Purchaser. At or prior to the Closing, Purchaser shall deliver or cause to be delivered to Seller:

(a)	Purchaser Shares. Certificate[s] representing the Purchaser Shares;

(b)	Certificate of Representations and Warranties. A Certificate executed on behalf of officers of Purchaser by an officer of Purchaser, certifying the matters in Section 7.2(a); and

(c)	Transaction Agreements. Duly executed copies of each of the Transaction Agreements to which Purchaser is a party.

6

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING the Companies

The Seller represent and warrants to Purchaser that the statements contained in this Article III are correct and complete in accordance with their terms as of the date of this Agreement and will be correct and complete in accordance with their terms as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III except to the extent such representations and warranties expressly speak as of an earlier date), except as specifically set forth in the disclosure schedule delivered by Seller to Purchaser on the date hereof (the “Seller’s Disclosure Schedule”). Nothing in the Seller’s Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the applicable representation or warranty contains an appropriate reference to Seller’s Disclosure Schedule and the Seller’s Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail, provided, however, that disclosure of an exception in the Seller’s ' Disclosure Schedule with respect to any specific representation or warranty of the Companies contained in this Agreement shall also be deemed adequate to disclose an exception to any other representations and warranties (or covenants, as applicable) of the Companies that are set forth in this Agreement regardless of whether a specific cross reference to such other representations and warranties is included to the extent that it is reasonably apparent, based on the description of a particular exception to a specified section of this Agreement, that such particular exception would also constitute an exception to another representation and warranty of the Companies contained in this Agreement. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty pertains to the existence of the document or other item itself). The Seller’s Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article III. [The list of representations and warranties listed in this Article III may be revised after diligence review by the Purchaser.]

3.1	Organization, Good Standing, Qualification. Schedule 3.1 sets forth each Company’s jurisdiction of organization and each other jurisdiction in which each Company is qualified to do business. Each Company: (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its business, the operation of its assets or the ownership or leasing of its properties requires such qualification; and (iii) has full corporate power and authority required to own, lease and operate its assets and to carry on its Business as now being conducted and as presently proposed to be conducted, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

7

3.2	Charter Documents; Books and Records.

(a)	Each Company has delivered to Purchaser accurate, correct and complete copies of (i) the charter documents of such Company, including all amendments thereto, as presently in effect; (ii) all stock records of each Company, including such Company’s stock ledger and copies of any stock certificates issued by such Company; (iii) all minutes and other records of all meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of such Company, such Company’s Board of Directors and all committees thereof (collectively, the “Resolutions”); and (iv) all books of account and other financial records of such Company.

(b)	The minute books of each Company accurately and completely reflect all material corporate actions of such Company’s stockholders, Board of Directors and any committees.

(c)	Each Company is not in violation of any of the provisions of its charter documents bylaws or Resolutions, and, to the Knowledge of such Company and the Seller, no condition or circumstance exists that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation.

3.3	Capitalization.

(a)	The authorized share capital of Seergate, Ltd., as of the date hereof, consists of 450,893,965 ordinary shares of the Company no par value each (the “Company Ordinary Shares”). Seergate, Ltd. has issued and outstanding 10,505,493 Company Ordinary shares. The authorized capital stock of Seergate, Inc. consists of 5,000 shares of capital stock. Seergate, Inc. has issued and outstanding 5,000 shares of Common Stock, $0.01 par value per share (collectively with the Company Ordinary Shares of Seergate Ltd., the “Company Shares”). No other shares of capital stock of either Company are issued or outstanding. All of the Company Shares are beneficially owned and held of record by the Seller and have been duly authorized and validly issued, are fully paid and nonassessable , have been issued in full compliance with all applicable securities laws and other applicable Legal Requirements and are free and clear of all Encumbrances. Pursuant hereto, Purchaser shall acquire all legal and beneficial right, title and interest in and to the Company Shares, free and clear of all Encumbrances.

(b)	Except as set forth on Schedule 3.3(b) of the Seller Disclosure Schedule, there are no (i) outstanding preemptive rights, subscription, option, call, warrant or other rights of any kind or nature to acquire any securities of either Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any securities of either Company; (iii) Contracts under which either Company is or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any its securities; or (iv) shareholder agreements, voting trusts or other agreement, arrangement or understanding that may affect the exercise of voting or any other rights with respect to the capital stock of either Company.

8

3.4	Authority; Binding Nature of Agreements. Each Company has all requisite corporate power and authority to execute and deliver this Agreement and all other Transaction Agreements to which such Company is a party and to carry out the provisions of this Agreement and the other Transaction Agreements. The execution, delivery and performance by each Company of this Agreement and the other Transaction Agreements have been approved by all requisite action on the part of such Company. This Agreement has been duly and validly executed and delivered by each Company. Each of this Agreement and the other Transaction Agreements constitutes, or upon execution and delivery, will constitute, the legal, valid and binding obligation of each Company, enforceable against such Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonable, good faith and fair dealing (regardless of whether enforcement is sought in proceeding at law or in equity).

3.5	No Conflicts; Required Consents. The execution, delivery and performance of this Agreement or any other Transaction Agreement by each Company do not(with or without notice or lapse of time):

(a)	conflict with, violate or result in any breach of (i) any of the provisions of such Company’s charter documents; (ii) any Resolutions; (iii) any of the terms or requirements of any Governmental Approval held by such Company or any of their respective employees; or (iv) any provision of any Contract to which such Company is a party;

(b)	give any Governmental Authority or other Person the right to (i) challenge the Transaction; (ii) exercise any remedy or obtain any relief under any Legal Requirement or any Order to which such Company is subject; (iii) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate, modify or receive any payment under any Contract to which such Company is a party; or (iv) revoke, suspend or modify any Governmental Approval;

(c)	cause such Company, or Purchaser to become subject to, or to become liable for the payment of, any Tax;

(d)	result in the imposition or creation of any Encumbrance upon or with respect to any assets of such Company; or

(e)	require such Company to obtain any Consent or make or deliver any filing or notice to a Governmental Authority.

9

3.6	Financial Statements.

(a)	Each Company has previously delivered to Purchaser the following financial statements (collectively, the “Financial Statements”): (i) the audited consolidated balance sheets, and the related statements of operations, changes in stockholders’ equity, and cash flows, of each Company as of and for the fiscal years ended December 31, 2012, and 2013 , together with the notes thereto; and (ii) the unaudited consolidated balance sheets, and the related unaudited statements of operations and cash flows, of each Company (the “Interim Balance Sheet”) as of and for the ten months ended February 28, 2015 (the “Interim Balance Sheet Date”).

(b)	Except as set forth in the notes thereto and as disclosed in Schedule 3.6, all of the Financial Statements (i) present fairly in all martial respects the consolidated financial position, results of operations and cash flows of each Company for the periods covered thereby; and (iv) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered; provided, however, that the Interim Balance Sheet is subject to year-end adjustments consistent with past practice (which will not be material individually or in the aggregate) and do not contain all of the footnotes required by GAAP. All reserves established by each Company and set forth in the Interim Balance Sheet are adequate for the purposes for which they were established.

3.7	Absence of Undisclosed Liabilities. To the Seller’s Knowledge, neither Company has any material Liabilities of any kind that would have been required to be reflected in, reserved against or otherwise described on the Interim Balance Sheet or in the notes thereto in accordance with GAAP, other than (i) Liabilities incurred in the Ordinary Course Of Business after the Interim Balance Sheet; (ii) Liabilities incurred in connection with the transactions contemplated hereby; and (iii) Liabilities that would not have a Material Adverse Effect.

3.8	Absence of Changes. Except as contemplated by this Agreement or set forth in Schedule 3.8, Since the Interim Balance Sheet Date, (i) each Company has conducted its respected Business only in the Ordinary Course of Business and (ii) no event or circumstance has occurred that could has had a Material Adverse Effect on such Company. Without limiting the generality of the foregoing, since the Interim Balance Sheet Date, neither Company nor the Seller has:

(a)	acquired by merging or consolidating with, or by purchasing any equity securities or assets of, or by any other manner, any business or any Entity;

(b)	sold, transferred, leased, licensed or otherwise encumbered any of its assets, except in the ordinary course of business consistent with past practice;

(c)	entered into any Contracts, except on commercially reasonable terms in the ordinary course of business;

(d)	violated any applicable Legal Requirement;

(e)	changed or announced any change to the Company Products or any services sold by either Company or the Companies collectively;

10

(f)	violated, terminated or amended any Contract to which either Company is a party or Governmental Approval;

(g)	commenced any Proceeding;

(h)	declared, authorized or paid any dividends on, made any other distributions with respect to, or redeemed, repurchased or otherwise acquired any shares of its capital stock;

(i)	issued, sold, contracted to issue or sell, pledged, disposed of, granted, encumbered, spilt, reclassified or authorized the issuance, sale, pledge, disposition, grant, split, reclassification or encumbrance of (1) any shares of the share capital of the Company (the “Company Capital Stock”) or equity or (2) any options, warrants, convertible securities or other rights of any kind to acquire any shares of such Company Capital Stock or equity;

(j)	purchased, leased, licensed or otherwise acquired any assets, except for supplies acquired by such Company in the ordinary course of business;

(k)	made any capital expenditure in excess of $25,000, individually or in the aggregate;

(l)	incurred any Indebtedness;

(m)	provided any credit, loan, advance, guaranty, endorsement, indemnity, warranty or mortgage to any Person, including any of the customers, stockholders, officers, employees or directors of such Company, other than those made in the ordinary course of business;

(n)	changed its credit practices, accounting methods or practices or standards used to maintain its books, accounts or business records;

(o)	changed the terms of its Accounts Payable or Accounts Receivable or taken any action directly or indirectly to cause or encourage any acceleration or delay in the payment, collection or generation of its accounts or Accounts Receivable;

(p)	incurred or become subject to any Liability or settle any Liability, contingent or otherwise, except current Liabilities in the ordinary course of business;

(q)	amended its charter documents;

(r)	hired any new employee other than in the ordinary course of business; terminated any officer or Key Employee of either Company;

(s)	made any severance payments to any employee, officer or director or entered into any Contracts that contemplate such severance payments, except as disclosed to the Purchaser and as directed by Purchaser pursuant to the Transaction;

11

(t)	made, amended, or revoked any election relating to Taxes; adopted or changed any accounting method relating to Taxes; filed any amendment to any Tax Return; entered into any Tax sharing, allocation, indemnity or similar agreement; entered into any closing agreement; settled or compromised any claim or assessment relating to Taxes; consented to any extension or waiver of the limitations period applicable to any Taxes or Tax Returns; or

(u)	entered into any Contract or agreed to take any of the actions described in clauses (a) through (t) above.

3.9	Accounts Receivable. Seller warrants that there are no Accounts Receivable and will identify such at the time of execution of this Agreement if they exist.

3.10	Indebtedness; Transaction Fees.

(a)	Schedule 3.10 lists all Indebtedness of each Company setting forth as to each item the principal amount outstanding, the per annum interest rate and the maturity date. All such Indebtedness is reflected on the Financial Statements and neither Company is in breach (or has received notice of breach or default) or default under any of the terms or conditions set forth in any loan document or other document or instrument related thereto. All such Indebtedness is repayable at any time without penalty or premium at the option of the relevant Company, and neither the execution of this Agreement nor the consummation of the Transaction will result in any penalty or incurrence of any additional obligation or change of any terms with respect to any such Indebtedness. Except as disclosed in Schedule 3.10, neither Company has Liabilities or Indebtedness owing to the Seller or any Affiliate of the Seller.

(b)	At Closing, each Company shall have no Indebtedness, including that listed in Schedule 3.10, except for Permitted Indebtedness.

3.11	Material Contracts.

(a)	Schedule 3.11 sets forth an accurate, correct and complete list of all material Contracts to which the Companies are a party (collectively, the “Material Contracts”), including but not limited to the following:

(i)	Contracts relating to profit sharing, stock option, employee stock purchase or other plan or arrangements providing for deferred or other compensation (including any bonuses or other remuneration and whether in cash or otherwise), to employees, former employees or consultants, or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other agreement with any labor union, or severance agreements, programs, policies or arrangements;

(ii)	Contract for the employment by either Company of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis involving annual compensation in excess of $50,000 or Contracts relating to loans by either Company to officers, directors, shareholders or Affiliates of such Entity;

12

(iii)	Contract or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing an Encumbrance on any material asset or group of assets of either Company;

(iv)	Contracts under which either Company is lessee of or holds or operates any personal property owned by any other Person;

(v)	Contracts under which either Company is lessor or that permits any third party to hold or operate any property, real or personal, owned or controlled by such Company;

(vi)	Contract or group of related Contracts with the same party or group of affiliated parties the performance of which involves consideration in the aggregate in excess of $75,000 annually;

(vii)	Contracts that constitute a license or sublicense to which either Company is authorized to use any third party Intellectual Property that is material to the Business, excluding generally commercially available, off-the-shelf software programs;

(viii)	Contracts that constitute a license or sublicense pursuant to which any third party is authorized to use any Company IP Asset that is material to the Business;

(ix)	Contracts relating to the research, development, supply, manufacture, marketing or co-promotion of, or collaboration with respect to, any Company Product;

(x)	Contracts prohibiting either Company or any of its Affiliates from freely engaging in any business or competing anywhere in the world;

(xi)	any other Contract which is material to either Company or its Business; or

(xii)	any amendment, supplement or modification (whether written or oral) of any of the foregoing.

(b)	Each Company has delivered to Purchaser accurate, correct and complete copies of all Material Contracts, including all amendments, supplements, modifications and waivers thereof. All Material Contracts are in writing. All Contracts of both Companies that are not Material Contracts do not, in the aggregate, represent a material portion of the Liabilities of such Company.

(c)	Each Material Contract is currently valid and in full force and effect, and is enforceable by such Company in accordance with its terms.

13

(d)	Neither Company is in breach or default, and no party has notified either Company or the Seller that it is in breach, default, under any Material Contract. No event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (a) result in a violation or breach of any of the provisions of any Material Contract; (b) give any Person the right to declare a default or exercise any remedy under any Material Contract; (c) give any Person the right to accelerate the maturity or performance of any Material Contract or to cancel, terminate or modify any Material Contract; or (d) otherwise have a Material Adverse Effect on either Company in connection with any Material Contract. Neither Company has waived any of its rights under any Material Contract. No party to any Material Contract other than the respective Company is in breach or default under such Material Contract.

(e)	The performance of the Material Contracts will not result in any violation of or failure by either Company to comply with any Legal Requirement.

3.12	Intellectual Property.

(a)	Schedule 3.12(a) sets forth an accurate and complete list of all Patents, registered Trademarks, pending applications for registrations of any Trademarks, including ITU Applications, unregistered Trademarks, registered Copyrights, and pending applications for registration of Copyrights, owned or filed by or on behalf of each Company (“Registered IP Assets”) and other Patents within the Company IP Assets. Schedule 3.12(a) specifies as to each the nature of such item, lists the jurisdictions in which each such item has been issued or registered or in which any such application for such issuance and registration has been filed, and indicates any applicable registration or application number.

(b)	All necessary registration, maintenance and renewal fees in connection with the Registered IP Assets have been paid and all necessary documents and certificates in connection with such Registered IP Assets have been filed with the relevant patent, copyright, trademark or other authorities in the United States, Ireland the European Union and all other jurisdictions for the purposes of maintaining such Registered IP Assets. There are no actions that must be taken by either Company within one hundred twenty (120) days following the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Registered IP Assets. To the maximum extent provided for by, and in accordance with, applicable Legal Requirements, each Company has recorded in a timely manner each such assignment of a Registered IP Asset assigned to such Company with the relevant governmental authority, including the United States Patent and Trademark Office (the “PTO”), the U.S. Copyright Office and their respective counterparts in Israel and all other relevant foreign jurisdiction, as the case may be.

14

(c)	None of the Companies or Seller has Knowledge (i) of any facts, circumstances, or information that would (x) render any of the Company IP Assets invalid or unenforceable; (y) would adversely affect any pending application for any of the Registered IP Assets; or (z) would adversely affect, limit, restrict, impair, or impede the ability of either Company to use and practice the Company IP Assets upon and after the Closing on an exclusive basis, to conduct the Business in the manner in which the Business is currently being conducted or is planned to be conducted by either Company or Purchaser; or (ii) that any Company IP Assets are involved in any interference, reexamination, cancellation, or opposition proceeding, or any other currently pending or threatened Proceeding challenging the ownership, use, validity, or enforceability of, any Company IP Assets. The Company IP Assets are valid, subsisting, in full force and effect, have not been abandoned or passed into the public domain, and were prosecuted in good faith.

(d)	Each Company has taken reasonable steps sufficient to safeguard and maintain the secrecy and confidentiality of and its proprietary rights in all of the Company IP Assets not otherwise protected by patents, patent applications, or copyright or trademark law. No Trade Secret or any other non-public, confidential or proprietary information material to the Companies or their respective Businesses has been authorized to be disclosed or, to the Knowledge of either Company or the Seller, has been actually disclosed by either Company, other than to the individuals named in Schedule 3.12(d), which describes their relationship with the Companies, and each such individual has signed a confidentiality agreement with respect thereto. None of the Companies or the Seller has Knowledge of any misappropriation or unauthorized disclosure of any Trade Secret or confidential or proprietary information related to the Companies or the Business or breach of obligations of confidentiality with respect to such. No present or former employee of either Company has any right, title or interest, directly or indirectly, in whole or in part, in any Company IP Assets, including by virtue of any Moral Right or right with respect to publicity, privacy, name or identity. In each case in which either Company has acquired ownership of any Company IP Assets from any Person, including any officer or employee of either Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Company IP Assets (including the right to sue for all past, present, and future infringements, unauthorized uses or disclosures, or misappropriations with respect thereto) to either Company. To the Knowledge of the Companies, no employee, consultant or independent contractor of the Companies is, as a result of or in the course of such employee’s, consultant’s or independent contractor’s engagement by either Company in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement, or similar agreement.

15

(e)	Schedule 3.12(e) sets forth a complete and accurate list of all Contracts, including Material Contracts, of each Company (i) granting any Intellectual Property License, (ii) containing a covenant not to compete or otherwise limiting the Companies’ ability to (x) exploit fully any of the Company IP Assets or (y) conduct the Business in any market or geographical area or with any Person, or (iii) under which either Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability, or provide a right of rescission, with respect to the infringement, unauthorized use or disclosure, or misappropriation by either Company, or other Person of the Intellectual Property Rights of any Person other than either Company. To the Knowledge, of the Seller, none of the parties to any such Contract is in breach thereof, and there is no dispute under any such Contract regarding the scope of such Contract, or performance under such Contract, including with respect to any payments to be made or received by either Company thereunder. No Contract grants to or authorizes the retention of any joint ownership interest or exclusive license of, or other exclusive right with respect to, any of the Company IP Assets by any Person.

(f)	One or both of the Companies are the sole and exclusive owner of all right, title and interest in and to all of the Registered IP Assets, and each of the other Copyrights in any works of authorship prepared by or for the Companies that resulted from or arose out of any work performed by or on behalf of the Companies or by any employee, officer, consultant or contractor of any of them which are Company IP Assets. Each of the Company IP Assets is either (i) solely and exclusively owned by one of the Companies and has not been exclusively licensed to any other Person, or (ii) is duly and validly licensed to one of the Companies for use and practice in the manner in which it is being used and practiced or is planned to be used and practiced in the conduct of the Business by one of the Companies or the Purchaser. Upon the Closing, each of the Company IP Assets will be owned by one of the Companies or will be immediately available for use and practice by such Company and Purchaser on terms and conditions identical to those under which such Company currently uses or practices such Company IP Assets, and fully assignable and transferable, alienable and licensable by such Company, without any affirmative act by such Company, Purchaser or any other Person, including any assignment, release, Consent, approvals, immunities or other rights not yet obtained or payment of any kind. Such ownership and right to use and practice are (and upon the Closing, will be) free and clear of, and without liability under, any adverse claim of any kind, including any Encumbrance. Other than as set forth on Schedule 3.12(f), no Person (including the Seller) other than the Companies shall have any right, title and interest in the Company IP Assets, including by virtue of any Intellectual Property License, immediately following the Closing.

16

(g)	Neither the execution, delivery, and performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with, result in a breach of or default under, modify, accelerate, or terminate, or give rise to a right to modify, accelerate, or terminate, any Intellectual Property License, (ii) will cause the forfeiture or termination or give rise to a right of forfeiture or termination of or result in any loss of, or the diminishment in value of, any Company IP Assets, including by in any way impairing the right of either Company to use or practice or bring any action for the infringement, unauthorized use or disclosure, or misappropriation of any Company IP Assets, (iii) result in (x) either Company granting to any Person any right to, or with respect to, any of the Intellectual Property Rights owned by, or licensed to, either Company, Purchaser or any of their respective Affiliates; (y) the Companies, Purchaser or any of their respective Affiliates being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses, including the Business; or (z) the Companies, Purchaser or any of their respective Affiliates being obligated to pay any royalties or other amounts to any Person. No Company IP Assets or Products are subject to any Proceeding, Order, stipulation or Contract that restricts in any manner the use, transfer or licensing thereof by the Companies or that may affect the validity, use or enforceability of such Company IP Assets.

(h)	To the Knowledge of the Seller, the conduct of the Business in the manner in which the Business is currently being conducted, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of products and services (including manufacturing and process development services) in connection with the Business, does not, and will not when operated substantially in the same manner following the Closing, constitute infringement, unauthorized use or disclosure, or misappropriation of any Intellectual Property Rights of any Person, violate any right of any Person (including any Moral Right or Publicity Right), defame or libel any Person or constitute unfair competition or trade practices under the laws of any jurisdiction, and none of the Companies or, to the Knowledge of the Company or Seller, Seller, has received notice from any Person claiming that such operation or any Company Product in connection with the Business infringes, uses or discloses without authorization, or misappropriates any Intellectual Property Rights of any Person (including any Moral Right or Publicity Right), invites the taking of a license, authorization, covenant not to sue or the like under any Intellectual Property Rights, or defames or libels any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does either Company have Knowledge of any basis therefor). Neither Company nor, to the Knowledge of the Seller, Seller, is party to any pending or, to the Knowledge of either Company, threatened Proceeding which involves a claim of infringement, unauthorized use or disclosure, or misappropriation or otherwise arising out of a right or claimed right of any Person with respect to any Intellectual Property Rights.

(i)	The Company IP Assets owned by or licensed to one of the Companies include all of the Intellectual Property Rights and Technology that are necessary to conduct of the Business in the manner in which the Business is currently being conducted.

(j)	Except with respect to licenses of commercial off-the-shelf software or under a license listed in Schedule 3.12(j), neither Company is required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any Company IP Assets, or other Person, with respect to the use or practice thereof or in connection with the conduct of the Business in the manner in which the Business is currently being conducted.

17

(k)	To the Knowledge of the Companies and Seller, no Person is infringing, using or disclosing without authorization, or misappropriating any Company IP Assets owned by or exclusively licensed to the Companies. Neither of the Companies nor the Seller has made any such claims against any Person with respect to any Company IP Assets, and neither of the Companies has invited any Person to take a license, authorization, covenant not to sue or the like with respect to any Company IP Assets. Each employee (current or past) of the Companies has signed the form of Proprietary Information and Inventions Agreement set forth in Schedule 3.12(k).

(l)	Each Company has complied with all applicable Legal Requirements and with their respective published privacy policies relating to privacy and data security, including with respect to the collection, use, disclosure and transfer of Personally-Identifiable Information. Each Company uses commercially reasonable technical and organizational measures to protect personally-identifiable information against unauthorized access, disclosure, use, modification or other misuse or misappropriation. To the Knowledge of the Companies and the Seller, there have been no unauthorized or accidental accesses, acquisitions, disclosures, intrusions or breaches of security of personally-identifiable information maintained by or on behalf of the Companies, nor any complaints, notices to, or claims asserted by any person or entity (including any Governmental Authority) regarding the collection, use, transmission, disclosure or sharing of personally-identifiable information by the Companies.

3.13	Employees and Consultants.

(a)	At-Will Employment Status. No employee of either Company has been granted the right to continued employment by such Company or any successors of the foregoing. To the Knowledge of either Company or Seller, no officer, director, employee or independent contractor of both Companies (collectively, the “Workers”) intends to terminate his or her employment or other relationship with either Company, nor does either Company have a present intention to terminate the employment or other relationship of any Worker. Schedule 3.13(a) lists all employee manuals and handbooks and policy statements relating to the employment or other relationship of Workers with the Companies as of February 28, 2015 and each Company has delivered to Purchaser accurate and complete copies of the same.

18

(b)	Compensation. Schedule 3.13(b) sets forth an accurate and complete list of all (i) employees of the Companies, including each employee’s name, title or position, present annual compensation (including bonuses, commissions and deferred compensation), accrued and unused paid vacation and other paid leave, years of service, interests in any incentive compensation plan, vested and unvested equity interests, and estimated entitlements to receive supplementary retirement benefits or allowances (whether pursuant to a contractual obligation or otherwise), (ii) individuals who are currently performing services for the Companies who are classified as independent contractors, including the respective compensation of each consultant or independent contractor, and (iii) any employees or independent contractors of an Affiliate of either Company that perform services for either Company. Schedule 3.13(b) sets forth all (i) bonuses, severance payments, termination pay, equity interests, and other compensation or benefits of any kind (whether pursuant to an oral or written agreement or understanding, statute, or otherwise) paid to, accrued with respect to, any present or former Worker since the Interim Balance Sheet Date; (ii) increases in any employee’s wage or salary since the Interim Balance Sheet Date or (iii) increases or changes in any other benefits or insurance provided to any employees since the Interim Balance Sheet Date. Each Company has in Schedule 3.13(b) and delivered to Purchaser accurate and complete copies of all plans, programs, policies, letters, agreements, Contracts, and other arrangements or understandings between such Company and any Workers under which such Company may be obligated to provide to any Worker severance or any other compensation or benefits as a result of the transaction contemplated by this Agreement or upon termination of employment or any other relationship with either Company.

(c)	Continuing Benefits. There is no former employee of either Company who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from such Company or otherwise) relating to such former employee’s employment with such Company. Neither Company has ever been a party to or bound by any Contract that creates or grants to any Person, or provides for the creation or grant of, any stock appreciation right, phantom stock right or similar right or interest.

3.14	Compliance with Laws.

(a)	Each Company is in compliance with each Legal Requirement that is applicable to such Entity or any of their respective properties, assets, operations or businesses, except where the failure to be in compliance would not have a Material Adverse Effect and, to the Knowledge of the Seller, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute, or result directly or indirectly in, a default under, a breach or violation of, or a failure comply with, any such Legal Requirement. Neither Company has received any notice from any third party regarding any actual, alleged or potential violation of any Legal Requirement, except where such violation would not have a Material Adverse Effect.

19

(b)	To the Knowledge of either Company or Seller, no Governmental Authority has proposed or is considering any Legal Requirement that may affect either Company, their respective properties, assets, operations or businesses, or the Companies’ rights thereto, except to the extent that any such Legal Requirement, if adopted or otherwise put into effect, individually or in the aggregate, will not have a Material Adverse Effect.

3.15	Governmental Approvals.

(a)	Each Company has all Governmental Approvals that are necessary or appropriate in connection with the ownership and use of their respective properties or assets or their operation of their respective businesses. Each Company has made all filings with, and given all notifications to, all Government Authorities as required by all applicable Legal Requirements. Schedule 3.15(a) contains an accurate, correct and complete list and summary description of each such Governmental Approval, filing or notification. Each such Governmental Approval, filing and notification is valid and in full force and effect, and there is not pending or threatened any Proceeding which could result in the suspension, termination, revocation, cancellation, limitation or impairment of any such Governmental Approval, filing or notification. No violations have been recorded in respect of any Governmental Approvals, and neither Company knows of meritorious basis therefor. No fines or penalties are due and payable in respect of any Governmental Approval or any violation thereof.

(b)	Each Company has delivered to Purchaser accurate and complete copies of all of the Governmental Approvals, filings and notifications identified in Schedule 3.15(a), including all renewals thereof and all amendments thereto.

3.16	Proceedings and Orders.

(a)	Except as set forth on Schedule 3.16, there is no Proceeding pending or, to the Seller’s Knowledge, threatened, against or affecting either Company, any of their respective properties, assets, operations or businesses, or their rights relating thereto.

(b)	Neither Company, their respective officers, directors, agents or employees, nor any of their respective properties, assets, operations or businesses, nor any of their respective rights relating to any of the foregoing, are not subject to any Order of any Governmental Authority except to the extent the same would not reasonably be expected to have a Material Adverse Effect.

3.17	[Reserved]

3.18	Taxes.

(a)	Each Company has timely filed (or has had timely filed on its behalf) with the appropriate taxing authorities all Tax Returns required to be filed. All such Tax Returns are true, complete and correct in all material respects. Neither Company has requested or obtained any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

20

(b)	All Taxes of either Company that are due and payable have been timely paid in full. The amount of such Company’s liability for unpaid Taxes for all taxable periods ending on or before the Interim Balance Sheet Date does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Interim Balance Sheet. The amount of such Company’s liability for unpaid Taxes for all taxable periods ending on or before the Closing Date will not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Interim Balance Sheet, as adjusted for operations and transactions in the ordinary course of business since the Interim Balance Sheet Date in accordance with past custom and practice. Each Company has withheld and paid over (or set aside for payment when due) all Taxes required to have been withheld and paid to the proper taxing authority. There are no liens for Taxes on any asset of either Company other than for Taxes not yet due and payable.

(c)	Each Company has provided to Purchaser true and complete copies of (i) its income or franchise (whether federal, state, local or foreign) Tax Returns for taxable periods beginning on or after January 1, 2009, (ii) audit reports, examination reports, and statements of deficiencies relating to Taxes received by it since inception, (iii) rulings it received from, and closing or other agreements it entered into with, taxing authorities that are currently in effect; and (iv) its material Tax elections that are currently in effect. No claim has ever been made by a taxing authority in a jurisdiction where neither of the Companies files Tax Returns that either of the Companies is or may be required to pay Taxes or file Tax Returns in that jurisdiction. Neither of the Companies does business in or derives income from any state, local, territorial or foreign taxing jurisdiction other than those for which all Tax Returns have been made available to Purchaser.

(d)	[Additional reps after tax/diligence review].

3.19	Insurance. [To be revised after diligence] Schedule 3.19 sets forth an accurate and complete list of all insurance policies, self-insurance arrangements and fidelity bonds, currently in effect, that insure either Company (collectively, the “Insurance Policies”). Each Company has delivered to Purchaser true, correct and complete copies of all Insurance Policies. Each Insurance Policy is valid, binding, and in full force and effect. Neither Company is in breach of any Insurance Policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach, or permit termination, modification, or acceleration, of any Insurance Policy. None of the Companies has received any notice of cancellation or non-renewal of any Insurance Policy. Schedule 3.19 sets forth an accurate and complete list of all claims filed by either Company against its Insurance Policies in the last thirty-six (36) months. There is no claim under any Insurance Policy that has been improperly filed or as to which any insurer has questioned, disputed or denied liability. Each Company has not received any notice of, nor to the Knowledge of such Company, do any facts or circumstances exist that might result in, a material increase in the premium for any Insurance Policy.

21

3.20	Real Property.

(a)	Owned Real Property. Schedule 3.20(a) sets forth an accurate and complete list of any parcel of real property owned in fee by either Company (the “Owned Real Property”), including a street address, complete legal description and tax parcel identification number. Each Company is the sole and exclusive legal and equitable owner of all right, title and interest in and has good, marketable and insurable title in fee simple absolute to, and is in possession of, all Owned Real Property, including the buildings, structures, fixtures and improvements situated thereon and appurtenances thereto, including such right of ways and easements running toward the benefit or burden of such Owned Real Property, in each case free and clear of all tenancies and other possessory interests, security interests, conditional sale or other title retention agreements, liens, Encumbrances, mortgages, pledges, assessments, easements, rights of way, covenants, restrictions, reservations, options, rights of first refusal, defects in title, encroachments and other burdens. All Contracts of either Company affecting the Owned Real Property are set forth in Schedule 3.20 and are legally valid and binding and in full force and effect, and there are no defaults, offsets, counterclaims or defenses thereunder, and neither Company has received any notice of default, offset, counterclaim or defense asserted thereunder. Each Company has delivered to Purchaser accurate and complete copies of all such Contracts of either Company.

(b)	Leased Real Property. Schedule 3.20(b) sets forth an accurate and complete list of all permits and leasehold or sublease hold estates and other rights to use or occupy any land, buildings or structures, improvements, fixtures, or other interest in real property held by either Company (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”) (including the street address of each Leased Real Property and the name of the lessor) and a list of all Real Property Leases and other Contracts affecting each Leased Real Property. Each Company has been in lawful possession of the premises covered by each Real Property Lease since the commencement of the original term of such Real Property Lease. Each Company has delivered to Purchaser accurate and complete copies of each Real Property Lease and such Contracts affecting the Leased Real Property. All Real Property Leases are valid and in full force and effect in accordance with their respective terms and there exists no default thereunder or occurrence or condition which could result in a default thereunder or termination thereof.

(c)	All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of the Business. There are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business as currently conducted thereon.

22

(d)	There are no outstanding options or other contractual rights to purchase, lease or use, or rights of first refusal to purchase the Owned Real Property or any portion thereof or interests therein or contracts relating to the right to receive any portion of the income or profits from the sale, operation or development thereof.

(e)	Neither Company nor Seller nor any tenant under any of the Real Property Leases has (i) made any material alterations, additions or improvement to the Leased Real Property that are required to be removed (or of which any landlord or sub-landlord could require removal) at termination of the applicable lease term; or (ii) entered into any written sublease, license, option, right, concession or other agreement or arrangement granting to any Person the right to use or occupy such Leased Real Property or any portion thereof or interest therein.

(f)	Neither Company nor Seller has received written notice from any Governmental Authority or other Person that the use and occupancy of any of the Owned Real Property or Leased Real Property, as currently used and occupied, and the conduct of the Business thereon, as currently conducted, violates in any material respect any deed restrictions or applicable Legal Requirements, consisting of building codes, zoning, subdivision or other land use or similar laws. Neither Company has received written notice of any zoning or other land-use regulation proceeding, or any change in any applicable Legal Requirements, which to such Company’s knowledge, could affect the use and operation of the Real Property as currently used and operated in any material respect.

(g)	There are no eminent domain, condemnation or other similar proceedings pending or, to the Knowledge of either Company, threatened affecting any portion of the Owned Real Property. To the Knowledge of the Companies and Seller, there are no eminent domain, condemnation or similar proceedings pending or threatened affecting any portion of the Leased Real Property.

(h)	Each Company has all material licenses, certificates of occupancy, permits, authorizations and approvals required to operate the Business and utilize the Real Property and the Leased Real Property to the extent required in the conduct of the Business as currently conducted on such Real Property or Leased Real Property. Each Company has all material easements and utility rights required by Legal Requirements or by the normal use and operation of the Real Property and the Leased Real Property to the extent required in the conduct of the Business as currently conducted on such Real Property or the Leased Real Property.

23

3.21	Personal Property. Schedule 3.21 sets forth all leases of personal property by the Companies (“Personal Property Leases”). To the knowledge of the Companies, neither Company has received written notice of any default or any event that with notice lapse of time, or both, would constitute a default, by the Companies under any Personal Property Leases. Each Company has good and marketable title to the tangible personal property owned by them, and have legal right to use all other tangible personal property used by them pursuant to the terms of Contracts governing the possession or use of such tangible personal property, other than those disposed of in the ordinary course of business since the date of the Interim Balance Sheet Date, in each case free and clear of all Encumbrances. Such items of tangible personal property have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which they are presently used.

3.22	Customers and Suppliers.

(a)	Customers. Schedule 3.22(a) sets forth an accurate, correct and complete list of the 25 largest customers of the Business, determined on the basis of sales revenues, for each of the calendar years ended December 31, 2013 and December 31, 2014 and the two month period ended February 28, 2015 and sets forth the revenues received from each such customer during the applicable period.

(b)	Suppliers. Schedule 3.22(b) sets forth an accurate, correct and complete list of:

(i)	the 10 largest suppliers of the Business, determined on the basis of costs of items purchased for each of the fiscal years ended December 31, 2013 and December 31, 2014 and the two month period ended February 28, 2015 and sets forth the amounts paid to each such supplier during the applicable period; and

(ii)	all sole source suppliers of the Business.

(c)	Neither Company has entered into any Contract under which such Company or any of their respective Affiliates is restricted from conducting business with any class of customers, in any geographic area, during any period of time or in any segment of the market. There is no purchase commitment which provides that any supplier will be the exclusive supplier of or distributor for either Company or the Companies collectively. There is no purchase commitment requiring either Company, or the Companies collectively, to purchase the entire output of a supplier.

24

(d)	Neither Company nor Seller has received any notice or other communication, has not received any other information indicating, and otherwise has no Knowledge, that any current customer or supplier identified required to be listed on Schedule 3.22(a) or Schedule 3.22(b) may cease dealing with such Company, may otherwise materially reduce the volume of business transacted by such Person with such Company or otherwise is materially dissatisfied with the service such Company provides such Person. Neither Company has any reason to believe that any such Person will cease to do business with Purchaser after, or as a result of, consummation of the Transaction, or that such Person is threatened with bankruptcy or insolvency.

3.23	Bank Accounts. Schedule 3.23 lists (i) the name and location of each bank or other institution in which either Company has any deposit account or safe deposit box, all account numbers, and the names of all Persons authorized to act in connection therewith and (ii) an accurate and complete list of all certificates of deposit, debt, equity and other investments owned, beneficially or of record, by either Company (collectively, the “Investments”). Each Company has full legal and beneficial interest in all of the Investments free and clear of all Encumbrances. The Investments are (i) properly valued in the books and records of each Company and the Financial Statements at the lower of cost or market; (ii) readily marketable; and (iii) fully paid and not subject to assessment or other claims upon the holder thereof. All of each Company’s cash is in the bank accounts described above, and each Company has full legal and beneficial interest in all cash, cash equivalents and other financial assets deposited in such accounts, free and clear of any Encumbrances.

3.24	Company Transaction Expenses. Except as set forth on Schedule 3.24, there are no fees, costs, commissions or expenses (including fees, costs and expenses of legal counsel, accountants, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses), special bonuses, severance or other similar items of compensation (discretionary or otherwise) incurred or reasonably expected to be incurred by either Company or the Seller in connection with transactions contemplated by this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated hereby or payable to any employee of either Company or Seller in connection with or arising out of the transactions contemplated hereby (collectively, the “Company Transaction Expenses”). For the avoidance of doubt, all Company Transaction Expenses shall be either paid by the Companies or the Seller prior to the Closing Date or paid on behalf of the Seller or the Companies out of the Purchase Price pursuant to Section 1.3.

3.25	Brokers. Neither of the Companies or Seller has retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders’ fees with respect to this Agreement or the Transaction.

3.26	Full Disclosure. None of the representations or warranties made by either Company or Seller herein or in any exhibit or schedule hereto, including the Seller Disclosure Schedule, or in any Transaction Agreement or certificate furnished by either Company or Seller pursuant to this Agreement contains or will contain at the Closing any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. The Companies and the Seller make no representation or warranties to Purchaser regarding the probable success or profitability if the Companies. The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

25

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
REGARDING SELLER AND THE COMPANY SHARES

The Seller, severally and not jointly, represents and warrants to Purchaser that the statements contained in this Article IV are correct and complete in accordance with their terms as of the date of this Agreement and will be correct and complete in accordance with their terms as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV except to the extent such representations and warranties expressly speak as of an earlier date).

4.1	Ownership of Company Shares. The Seller is the record and beneficial owner of all right, title and interest, in and to all of the Company Shares, free and clear of all Encumbrances. The delivery to Purchaser of the Company Shares as contemplated in this Agreement will transfer to Purchaser valid title to the Company Shares, free and clear of any and all Encumbrances.

4.2	Authority; Validity of Contemplated Transactions. The Seller has all requisite power and authority to execute and deliver this Agreement and all other Transaction Agreements to which they are a party and to carry out the provisions of this Agreement and the other Transaction Agreements. The execution, delivery and performance by the Seller of this Agreement and the other Transaction Agreements have been approved by all requisite action on the part of the Seller. This Agreement has been duly and validly executed and delivered by the Seller. Each of this Agreement and the other Transaction Agreements to which the Seller is a party constitutes, or upon execution and delivery, will constitute, the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

4.3	No Conflicts; Required Consents. The execution, delivery and performance of this Agreement or any other Transaction Agreement by the Seller do not (with or without notice or lapse of time):

(a)	conflict with, violate or result in any breach of (i) any of the provisions of any of Seller’s certificate of incorporation or bylaws or similar organization documents (as applicable), (ii) any of the terms or requirements of any Governmental Approval held by the Seller; or (iii) any provision of any Contract to which the Seller is a party;

(b)	give any Governmental Authority or other Person the right to (i) challenge the Transaction; (ii) exercise any remedy or obtain any relief under any Legal Requirement or any Order to which the Seller is subject; (iii) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate, modify or receive any payment under any Contract to which the Seller is a party; or (iv) revoke, suspend or modify any Governmental Approval;

26

(c)	result in the imposition or creation of any Encumbrance upon or with respect to the Company Shares or any assets of either Company; or

(d)	require the Seller to obtain any Consent or make or deliver any filing or notice to a Governmental Authority.

4.4	Proceedings. There are no Proceedings pending or, to the Knowledge of Seller, threatened, against or affecting the Seller or any of its Affiliates (a) challenging or seeking to restrain, delay or prohibit the Transaction or (b) preventing the Seller from performing its obligations under this Agreement or any Transaction Agreements to which it is a party.

4.5	Brokers. The Seller has not retained any broker or finder or incurred any Liability or obligation for any brokerage fees, commissions or finders’ fees with respect to this Agreement or the Transaction.

4.6	Seller Sophistication. The Seller acknowledges that it is sophisticated and has knowledge and experience in financial and business matters such that Seller is capable of evaluating the merits and risks of the Transaction. Seller acknowledges that it has had adequate time and opportunity to review this Agreement and the Transaction Agreements to which Seller is a party and all other documents requested by Seller with Seller’s own legal counsel, tax and financial advisor. Seller is relying solely on such counsel and advisors for legal, tax and investment advice with respect to the Transaction.

4.7	Conduct Prior to Closing. The Seller agrees that between the date of this Agreement and the Closing, unless Purchaser shall otherwise consent in writing (which Purchaser may refuse to do in its sole and absolute discretion) or except as expressly contemplated by this Agreement, Seller shall not sell, dispose of, mortgage, pledge or otherwise transfer or encumber any interest in any of the Company Shares held by Seller or causing (directly or indirectly) either of the Companies to violate the restrictions set forth in Section 6.2.

27

ARTICLE V

REPRESENTATIONS AND WARRANTIES regarding PURCHASER AND THE PURCHASER SHARES

Purchaser represents and warrants to the Seller that the statements contained in this Article V are correct and complete in accordance with their terms as of the date of this Agreement and will be correct and complete in accordance with their terms as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V except to the extent such representations and warranties expressly speak as of an earlier date), except as specifically set forth in the disclosure schedule delivered by Purchaser to the Seller on the date hereof (the “Purchaser’s Disclosure Schedule”). Nothing in the Purchaser’s Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the applicable representation or warranty contains an appropriate reference to Purchaser’s Disclosure Schedule and the Purchaser’s Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail, provided, however, that disclosure of an exception in the Purchaser's Disclosure Schedule with respect to any specific representation or warranty of the Purchaser contained in this Agreement shall also be deemed adequate to disclose an exception to any other representations and warranties (or covenants, as applicable) of the Purchaser that are set forth in this Agreement regardless of whether a specific cross reference to such other representations and warranties is included to the extent that it is reasonably apparent, based on the description of a particular exception to a specified section of this Agreement, that such particular exception would also constitute an exception to another representation and warranty of the Purchaser contained in this Agreement. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty pertains to the existence of the document or other item itself). The Purchaser’s Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article V.

5.1	Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Wyoming and has requisite corporate power and authority to own, lease and operate properties and carry on it business.

5.2	Authority; Binding Nature of Agreements. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and all other Transaction Agreements to which it is a party and to carry out the provisions of this Agreement and the other Transaction Agreements. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Agreements have been approved by all requisite action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser. Each of this Agreement and the other Transaction Agreements constitutes, or upon execution and delivery, will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

5.3	No Conflicts; Required Consents. The execution, delivery and performance of this Agreement or any other Transaction Agreement by Purchaser do not and will not (with or without notice or lapse of time):

(a)	conflict with, violate or result in any breach of (i) any of the provisions of Purchaser’s Certificate of Incorporation or bylaws; (ii) any Resolutions adopted by Purchaser’s stockholders, or its board of directors or committees thereof; (iii) any of the terms or requirements of any Governmental Approval held by Purchaser or any of its employees or that otherwise relates to Purchaser’s business; or (iv) any provision of a Contract to which Purchaser is a party;

28

(b)	give any Governmental Authority or other Person the right to (i) challenge the Transaction; (ii) exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Purchaser or any of its assets is subject; or (iii) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate or modify any Contract to which Purchaser is a party; or

(c)	require Purchaser to obtain any Consent or make or deliver any filing or notice to a Governmental Authority.

5.4	Brokers. Purchaser has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders’ fees with respect to this Agreement or the Transaction.

5.5	Proceedings. There are no Proceedings pending or, to the Knowledge of Purchaser, threatened against or affecting Purchaser or any of its Affiliates (a) challenging or seeking to restrain, delay or prohibit the Transaction (b) preventing Purchaser from performing in all material respects its obligations under this Agreement or any Transaction Agreements to which it is a party.

5.6	Ownership of Purchaser Shares. The Purchaser Shares that are being purchased by the Seller hereunder and pursuant to the terms and conditions of the Restricted Stock Purchase Agreement, when issued, sold and delivered in accordance with the terms of such agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Restricted Stock Purchase Agreement and under applicable state and federal securities laws or liens or encumbrances created by or imposed by Seller.

5.7	Investment Intention. Purchaser is acquiring the Company Shares for its own account, for investment purpose only and not with a view to the distribution (as such term is used in section 2(11) of the Securities Act of 1993, as amended (“Securities Act”) thereof. Purchaser understands that the Company Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Actor an exemption from such registration is available.

5.8	Conduct of the Business. Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that neither of the Companies nor the Seller is making any representations or warranties whatsoever, expressed or implied, beyond those expressly giving by the Companies and the Seller, as the case may be, in Article III, Article IV and VI, respectively (as modified by the Schedules hereto as supplemented or amended), and Purchaser acknowledges and agrees that, except for the representations or warranties contained therein, the assets and the business of the Companies are being transferred on a “where is” and, as to condition, “as is” basis. Any claims Purchaser may have for breach of representations or warranties shall be based solely on the representations and warranties of the Companies and the Seller, set forth in Article III, Article IV or Article VI, respectively (as modified by the Schedules hereto as supplemented or amended). Purchaser further represents that none of the Companies, any Seller or any of their respective Affiliates, nor any other Person has made any representations and warranties, express or implied, as to the accuracy or completeness of any information regarding the Companies, the Seller, or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and none of the Company, the Seller, any of their respective Affiliates or any other Person will have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser or its representatives or Purchaser’s use of, any such information, including any confidential memoranda distributed on behalf of the Companies relating to the Companies or other publications or data room information provided to Purchaser or its representatives in connection with the sale of the Companies and the Transaction. Purchaser acknowledges that it has conducted to its satisfaction, its own independent investigation of the condition, operation and business of the Companies and, in making its determination to proceed with the Transaction, Purchaser has relied on the results of its own independent investigation based upon the information supplied by Seller. As of the date hereof, Purchaser is not aware of any facts, events or circumstances that would cause any of the representations or warranties of the Companies set forth in Article III hereof to be untrue or incorrect in any respect.

29

5.9	Acknowledgement of the Purchaser's Receipt of Information. The Purchaser acknowledges and agrees that it, or its Representatives (a) has had an opportunity to ask questions and receive answers and materials, and to discuss the business of the Companies and any other related matter, with certain key officers of the Companies, and (b) has conducted its own independent investigation of the Companies, their respective Businesses and the Transactions contemplated hereunder. The Purchaser hereby acknowledges and agrees that other than the Seller’s representations and warranties set forth in Articles III, IV and hereof, none of the Seller or any of their Representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Business of the Companies thereof nor with respect to the Company Shares. Nothing in this Section 5.9 shall derogate from the representations and warranties of the Companies contained in Article III hereof or the representations and warranties of the Seller contained in Article IV.

ARTICLE VI

PRE-CLOSING COVENANTS

6.1	Conduct of the Business Prior to Closing. Except as set forth on Schedule 6.1, from and after the date hereof and prior to the Closing Date, except with the prior written consent of Purchaser, each Company (and collectively the Companies) shall:

(a)	Conduct the Business in the ordinary course of business (including Patent prosecution);

(b)	Pay all of its Liabilities and Taxes when due, subject to good faith disputes over such Liabilities or Taxes;

30

(c)	Maintain insurance coverage in amounts adequate to cover the reasonably anticipated risks of each Company; and

(d)	Use commercially reasonable efforts to maintain good relationships with employees, licensors, licensees, suppliers, contractors, distributors, customers, and others having business dealings with such Company.

6.2	Restrictions on either Company’s Conduct of the Business Prior to Closing. From and after the date hereof and prior to the Closing Date, except with the prior written consent of Purchaser, neither Company shall:

(a)	Acquire by merging or consolidating with, or by purchasing any equity securities or assets of, or by any other manner, any business or any Entity;

(b)	Sell, transfer, lease, license, assign, option or otherwise encumber any of its assets (including any Company IP Assets), except in the ordinary course of business consistent with past practice;

(c)	Take any action not announced prior to the date of this Agreement with respect to the customers, suppliers or distributors of either Company including providing promotions, coupons, discounts or price increases;

(d)	Enter into any Contracts, except on commercially reasonable terms in the ordinary course of business;

(e)	Violate any applicable Legal Requirement;

(f)	Change or announce any change to either Company’s Products or any services sold by either Company;

(g)	Violate, terminate or amend any Contract to which either Company is a party or Governmental Approval;

(h)	Commence any Proceeding other than for (i) the routine collection of Accounts Receivable or (ii) injunctive relief on the grounds that either Company, or the Companies collectively, have suffered immediate and irreparable harm not compensable in money damages;

(i)	Declare, authorize or pay any dividends on, make any other distributions with respect to, or redeem, repurchase or otherwise acquire any of its capital stock;

(j)	Issue, sell, contract to issue or sell, pledge, dispose of, grant, encumber, split, reclassify or authorize the issuance, sale, pledge, disposition, grant, split, reclassification or encumbrance of (1) any shares of Company Capital Stock or equity or (2) any options, warrants, convertible securities or other rights of any kind to acquire any shares of such Company Capital Stock or equity;

31

(k)	Purchase, lease, license or otherwise acquire any assets, except for supplies acquired by such Company in the ordinary course of business;

(l)	Make any capital expenditure in excess of $50,000, individually or in the aggregate;

(m)	Incur any Indebtedness or pay down any Permitted Indebtedness;

(n)	Provide any credit, loan, advance, guaranty, endorsement, indemnity, warranty or mortgage to any Person, including any of the customers, stockholders, officers, employees or directors of either Company, other than those made in the ordinary course of business;

(o)	Change its credit practices, accounting methods or practices or standards used to maintain its books, accounts or business records;

(p)	Change the terms of its Accounts Payable or Accounts Receivable or take any action directly or indirectly to cause or encourage any acceleration or delay in the payment, collection or generation of its accounts or Accounts Receivable;

(q)	Incur or become subject to any Liability or settle any Liability, contingent or otherwise, except current Liabilities in the ordinary course of business;

(r)	Amend its charter documents or Bylaws or similar charter documents;

(s)	Hire any new employee other than in the ordinary course of business; terminate any officer or Key Employee of either Company except as approved by Purchaser and contemplated by this Agreement; increase the annual level of compensation of any existing employee except for regular, scheduled compensation increases in the ordinary course of business; or grant any bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant other than in the ordinary course of business and consistent with past practice;

(t)	Make any severance payments to any employee, officer or director, except payments made pursuant to written agreements outstanding as of the date of this Agreement and listed in Schedule 3.13(b) or any legal obligations in connection therewith;

(u)	Make, amend, or revoke any election relating to Taxes; adopt or change any accounting method relating to Taxes; file any amendment to any Tax Return; enter into any Tax sharing, allocation, indemnity or similar agreement; enter into any closing agreement; settle or compromise any claim or assessment relating to Taxes; consent to any extension or waiver of the limitations period applicable to any Taxes or Tax Returns; or

(v)	Enter into any Contract or agree, in writing or otherwise, to take any of the actions described in Section 6.2(a) through (u) above, or any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform its covenants hereunder.

32

6.3	No Solicitation. Until the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to its terms, neither of the Companies nor the Seller shall, and they shall cause each of the Representatives of the Companies and the Seller not to, directly or indirectly, (i) initiate, solicit or encourage any inquiries, or make any statements to third parties which may reasonably be expected to lead to any proposal concerning the sale of either Company (whether by way of merger, purchase of capital shares, purchase of assets or otherwise) (a “Competing Transaction”); or (ii) hold any discussions or enter into any agreements with, or provide any information or respond to, any third party concerning a proposed Competing Transaction or cooperate in any way with, agree to, assist or participate in, solicit, consider, entertain, facilitate or encourage any effort or attempt by any third party to do or seek any of the foregoing. If at any time prior to the earlier of (x) the Closing and (y) the termination of this Agreement pursuant to its terms, Seller or either Company is approached in any manner by a third party concerning a Competing Transaction (a “Competing Party”), Seller shall promptly inform Purchaser regarding such contact and furnish Purchaser with a copy of any inquiry or proposal, or, if not in writing, a description thereof, including the name of such Competing Party, and Seller, as well as the solicited Company, shall keep Purchaser informed of the status and details of any future notices, requests, correspondence or communications related thereto.

6.4	Certain Notifications. From the date of this Agreement until the Closing, Seller and each Company shall promptly notify Purchaser in writing regarding any:

(a)	Action taken by such Company not in the ordinary course of business and any circumstance or event that could reasonably be expected to have a Material Adverse Effect on such Company;

(b)	Fact, circumstance, event, or action by either Company (i) which, if known on the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement; or (ii) the existence, occurrence, or taking of which would result in any of the representations and warranties of either Company contained in this Agreement or in any Transaction Agreement not being true and correct when made or at Closing;

(c)	Breach of any covenant or obligation of either Company hereunder; and

(d)	Circumstance or event which will result in, or could reasonably be expected to result in, the failure of either Company to timely satisfy any of the conditions to Closing set forth in Article VII.

33

6.5	Access to Information. From the date of this Agreement until the Closing, Seller and each Company shall (i) permit Purchaser and its Representatives (including any financing sources of Purchaser and their legal counsel, accountants and other representative) to have free and complete access at all reasonable times, and in a manner so as not to interfere with the normal business operations of each Company, to all premises, properties, personnel, Persons having business relationships with such Company (including suppliers, licensees, customers and distributors), books, records (including Tax records), Contracts, and documents of or pertaining to such Company; (ii) furnish Purchaser and/or Purchaser’s Representative with all financial, operating and other data and information related to such Company (including copies thereof), as Purchaser may reasonably request; and (iii) otherwise cooperate and assist, to the extent reasonably requested by Purchaser, with Purchaser’s investigation of such Company. No information or knowledge obtained in any investigation pursuant to this Section 6.5 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction.

6.6	Reasonable Best Efforts. From the date of this Agreement until the Closing, each Company, Seller and Purchaser shall use their respective reasonable best efforts to cause to be fulfilled and satisfied all of the other Party’s conditions to Closing set forth in Article VII.

6.7	Consents. Each Company and Seller shall use its commercially reasonable efforts to obtain all Consents needed to consummate the Transaction or those that are listed on Schedule 3.5.

6.8	Confidentiality.

(a)	Each Party hereto agrees that, from the date hereof and for a period of five years from and after Closing, it will not, and will use reasonable efforts to ensure that its Affiliates will not, through any action or inaction, use (except as contemplated by this Agreement), or disclose to any other Person, any Confidential Information relating to the other Party (it being understood that following Closing this Section 6.8 shall apply to the use or disclosure of each Company’s Confidential Information by Seller and after Closing shall not apply with respect to the use or disclosure of the Confidential Information of either Company by Purchaser); provided, however, that the foregoing prohibitions shall not apply to (i) disclosures that are required by any Legal Requirement (including any rule or regulation of the SEC or of a stock exchange which may require such disclosure) or by a Governmental Authority; (ii) information that is ascertainable or obtained from public or published information or is otherwise publicly known through no wrongful act of the using or disclosing Party; (iii) information received from a Person not known after reasonably inquiry to the using or disclosing Party to be under an obligation to keep such information confidential; (iv) information independently developed by the using or disclosing Party without use of the other Party’s information; (v) information that was rightfully known by the disclosing Party before receipt from the other Party; and (vi) information disclosed to or filed with any Person for the purpose of obtaining consents to, or the financing of, the transactions contemplated by this Agreement. Notwithstanding anything herein to the contrary, each Party to this Agreement may (without prior notification to, or approval or consent by, any other Party) disclose to taxing authorities and/or to such Party’s representatives (including outside counsel and advisors) any confidential or non-public information that is required to be disclosed in connection with such Party’s tax filings, reports, claims, audits, or litigation.

34

(b)	Notwithstanding Subsection (a) above, in the event a Party is required to disclose Confidential Information of another Party (in such event, such Party is a “Nondisclosing Party,” and the Party required to disclose is the “Disclosing Party”) pursuant to any Legal Requirement, and would otherwise be prohibited from doing so under this Section 6.8, the Disclosing Party shall: (i) promptly notify the Nondisclosing Party of the existence, terms and circumstances surrounding such requirement; (ii) consult with the Nondisclosing Party on the advisability of taking legally available steps to resist or narrow such request; and (iii) if disclosure of such Confidential Information is required, furnish only that portion of the Confidential Information which the Disclosing Party is legally compelled to disclose and advise the Nondisclosing Party reasonably in advance of such disclosure so that the Nondisclosing Party may seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information. The Disclosing Party shall not oppose actions by the Nondisclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information.

6.9	Indebtedness. At the Closing, neither Company shall have any Indebtedness, including the Indebtedness scheduled on Schedule 3.10, except for Permitted Indebtedness. Each Company shall provide Purchaser with a written release from each holder of Indebtedness of such Company in form and substance satisfactory to Purchaser. Each such release shall be effective and contingent upon Closing and, in the case of Permitted Indebtedness, upon receipt of the amounts owed to such parties as specified on the Permitted Indebtedness Report. Each Company and Seller shall cause there to be no Encumbrances on any of the assets of either Company except Encumbrances related to Permitted Indebtedness; provided that such Encumbrances related to Permitted Indebtedness shall be discharged upon receipt of the amounts owed to such parties as specified on the Permitted Indebtedness Report.

6.10	Public Announcements. None of Purchaser, Seller nor the Companies shall make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent, in the case of the Seller or the Companies, of Purchaser, and in the case of Purchaser, of the Seller (such consent not to be unreasonably withheld or delayed), unless required by any Legal Requirement (including any rule or regulation of the SEC or the rules of a stock exchange which may require such disclosure) or judicial process (in which case notification shall be given to the other parties hereto prior to such disclosure).

6.11	Books and Records. At the Closing, Seller and each Company shall deliver or cause to be delivered to Purchaser all original documents, books and records relating to the Companies and any other assets of either Company that will not automatically transfer and be effectively delivered at either Company’s premises when ownership of that Company is transferred at Closing.

35

6.12	Cooperation. After the Closing, upon the request of Purchaser, Seller shall (i) execute and deliver any and all further materials, documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Purchaser to effect, record or verify the transfer to, and vesting in Purchaser, of Seller’s right, title and interest in and to the Company Shares, free and clear of all Encumbrances, in accordance with the terms of this Agreement; and (ii) cooperate with Purchaser, at Purchaser’s expense, to enforce the terms of any Contracts to which either Company is a party, including terms relating to confidentiality and Intellectual Property Rights, and to contest or defend against any Proceeding relating to the Transaction or to the operation of either Company’s Business before the Closing Date.

6.13	Non-Competition and Non-Solicitation Agreement.

(a)	Non-Competition. For a period commencing on the Closing Date and ending on the date that is five (5) years following the Closing Date (the “Noncompetition Period”), Seller shall not (and shall cause any of the employees, officers, directors and Affiliates of Seller and both Companies not to), directly or indirectly, anywhere in the world: (i) engage in any Prohibited Business (as defined below); or (ii) own or purchase any interest in, manage, operate, or finance any Person that engages in any Prohibited Business. “Prohibited Business” means the Business as currently conducted or as proposed to be conducted.

(b)	Non-Solicitation of Employees. During the Noncompetition Period, Seller (including its employees, officers, directors and Affiliates) shall not, directly or indirectly, whether through a third Person or otherwise, recruit, solicit, induce, invite or otherwise retain or encourage any Person who is employed by or has a contractual or consulting relationship with Purchaser or either Company (other than employees of either Company that are terminated at Closing) to accept employment with or enter into a consulting or other business relationship with any Person other than Purchaser, the Companies or their respective Affiliates, or terminate any such relationship with Purchaser, the Companies or their respective Affiliates.

(c)	Non-Solicitation of Customers and Suppliers. During the Noncompetition Period, Seller shall not, for his own account or for the account of any other Person, call upon any Person that has purchased any Company Products and Services or that has acted (or may act in the future) as a supplier or vendor of either Company or the Purchaser with respect to the Company Products or Services for the purpose of soliciting or selling products or services in competition with the Business. During the Noncompetition Period, Seller shall not induce any current, former or potential customer, supplier or vendor of either Company, Purchaser or any of their respective affiliates to cease doing business in whole or in part with, or otherwise interfere with the business of, either Company, Purchaser or any of their respective affiliates.

36

(d)	The covenants contained in Subsections (a)-(c) shall be construed as a series of separate covenants, one for each county, city, state and country throughout the world. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Subsections (a)-(c). If, in any Proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 6.13 are deemed to exceed the time, geographic or other scope limitations permitted by applicable Legal Requirement, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable Legal Requirements.

(e)	Seller acknowledges that (i) the goodwill associated with each Company and customer relationships prior to Closing are an integral component of the value of each Company to Purchaser and are reflected in the payments to Seller from Purchaser contemplated by this Agreement and (ii) Seller’s agreements as set forth herein are necessary to preserve the value of the Companies, including their goodwill and customer relationships, for Purchaser following Closing. Seller also acknowledges that the limitations of time, geographic scope and scope of activity agreed to in this Agreement are reasonable.

6.14	Certain Employee Matters. Schedule 6.14 contains a list of key employees of the Companies to whom the respective Company may make an offer of continued employment in good faith at Purchaser’s direction, including in some or all cases by offering to enter into an employment agreement with such employees, such offers to be contingent upon Closing (“Key Employees”). Prior to Closing, Seller and each Company shall use all commercially reasonable efforts to cause each of its employees to enter into a termination agreement with respect to any applicable existing employment agreements, including a release of all Liability against the respective Company and Purchaser, effective and contingent upon Closing, in form and substance reasonably acceptable to Purchaser. Seller and each Company shall prior to Closing cooperate with Purchaser’s reasonable requests for information and cooperation pertaining to employees, employee benefit matters and the employment by the Companies of the Key Employees.

ARTICLE VII

CONDITIONS TO CLOSING

7.1	Conditions to Purchaser’s Obligation to Close. The obligations of Purchaser to consummate the Transaction shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Purchaser in writing:

37

(a)	Representations, Warranties and Covenants. (i) The representations and warranties made by the Companies and/or the Seller in Section 3.3, Section 3.4, Section 4.1 and Section 4.2, as the case may be, in this Agreement shall be true and correct in all respects (disregarding the presence of any materiality or similar qualifiers contained therein) and (ii) all of the other representations and warranties made by the Companies and the Seller in this Agreement and the Transaction Agreements and qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, on the Closing Date with the same force and effect as if this Agreement had been executed on and as of the Closing Date, The Companies and the Seller shall have duly performed all of the agreements and covenants and satisfied all of the conditions to be performed or complied with by them on or prior to the Closing Date (including agreements of Seller to cause either Company to take or refrain from taking certain actions).

(b)	Documents. Seller shall have delivered to Purchaser all of the documents and agreements set forth in Section 2.1.

(c)	No Proceedings. Since the date of this Agreement, no Proceeding shall have been commenced or threatened against Purchaser, or against any Representative of Purchaser (a) involving any challenge to, or seeking Damages or other relief in connection with, the Transaction; or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with the Transaction.

(d)	No Material Adverse Effect. No event that has had, or is reasonably likely to have, a Material Adverse effect on either Company or the Business thereof shall have occurred since the date hereof.

7.2	Conditions to Seller’s Obligation to Close. The obligations of Seller to consummate the Transaction shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller in writing:

(a)	Representations, Warranties and Covenants. The representations and warranties made by Purchaser in this Agreement and the Transaction Agreements and qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on the Closing Date with the same force and effect as if this Agreement had been executed on and as of the Closing Date. Purchaser shall have duly performed all of the agreements and covenants and satisfied all of the conditions to be performed or complied with Purchaser on or prior to the Closing Date.

(b)	Deliveries. Purchaser shall have delivered to Seller all of the documents and agreements set forth in Section 2.2.

38

7.3	Conditions to Obligations of Each Party to Close. The respective obligations of each Party to this Agreement to consummate the Transaction shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following condition(s), any of which may be waived by Purchaser or Seller, as applicable, in writing:

(a)	No Legal Impediments to Closing. There shall not be in effect any Order issued by any Governmental Authority preventing the consummation of the Transaction, seeking any Damages as a result of the Transaction, or otherwise affecting the right or ability of Purchaser to own, operate or control the Business, nor shall any Proceeding be pending that seeks any of the foregoing. There shall not be any Legal Requirement prohibiting Seller from selling or Purchaser from owning, operating or controlling the Business or that makes this Agreement or the consummation of the Transaction illegal.

ARTICLE VIII

TERMINATION

8.1	Circumstances for Termination. At any time prior to the Closing, this Agreement may be terminated by written notice explaining the reason for such termination (without prejudice to other remedies which may be available to the Parties under this Agreement, at law or in equity):

(a)	by the mutual written consent of Purchaser and Seller;

(b)	by either Purchaser or Seller if (i) the non-terminating Party is in material breach of any material provision of this Agreement and such breach shall not have been cured within twenty (20) days of receipt by such Party of written notice from the terminating Party of such breach; and (ii) the terminating Party is not, on the date of termination, in material breach of any material provision of this Agreement;

(c)	by either Purchaser or Seller if (i) the Closing has not occurred on or prior to July 1, 2015 (the “Outside Closing Date”) for any reason; and (ii) the terminating Party is not, on the date of termination, in material breach of any material provision of this Agreement;

(d)	by either Purchaser or Seller if (i) satisfaction of a closing condition of the terminating Party in Article VII is impossible; and (ii) the terminating Party is not, on the date of termination, in material breach of any material provision of this Agreement.

8.2	Effect of Termination. If this Agreement is terminated in accordance with Section 8.1, all obligations of the Parties hereunder shall terminate, except for the obligations set forth in this Article VIII and Article XI; provided, however, that nothing herein shall relieve any Party from liability for the breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

39

ARTICLE IX

INDEMNIFICATION

9.1	Survival of Representations and Warranties. All representations and warranties of the Companies and the Seller in this Agreement or any other Transaction Agreement shall survive the Closing and remain in full force and effect for a period ending on the date that is twelve (12) months from the Closing Date (the “Survival Period”); provided, however, that (a) all representations and warranties of either Company contained in Section 3.1 (Organization, Good Standing, Qualification), Section 3.3 (Capitalization), Section 3.4 (Authority, Binding Nature of Agreements), Section 4.1 (Ownership of Company Shares) and Section 4.2 (Authority: Validity of Contemplated Transactions) shall survive the Closing and continue in full force and effect indefinitely (collectively, the “Specified Reps”) and (b) the representations and warranties set forth in Section 3.18 (Taxes) shall survive the Closing and remain in full force and effect until thirty (30) days after the expiration of the applicable statute of limitations. All of Purchaser’s representations and warranties in this Agreement or any other Transaction Agreement shall terminate on the Closing Date, and shall thereafter be of no further force or effect.

9.2	Indemnification by Seller.

(a)	Subject to the limitations set forth in this Article IX, Seller shall indemnify, defend and hold harmless Purchaser, its Affiliates and its Representatives (collectively, “Purchaser Parties”) from any and all liabilities, losses, damages, Taxes, debts, obligations, claims, costs or expenses, interest, awards, judgments, settlements, orders, fines and penalties (including reasonable attorneys’ fees, costs and expenses), whether or not involving a third-party claim (collectively, “Damages”), arising out of or resulting from

(i)	any breach of a representation or warranty of the Seller or either Company contained in this Agreement or in any other Transaction Agreement;

(ii)	any breach of any covenant of Seller or either Company contained in this Agreement or in any other Transaction Agreement;

(iii)	any purchase price adjustments contemplated by Section 1.5;

(iv)	any Indebtedness of the Companies (other than Permitted Indebtedness in the amount set forth on the Permitted Indebtedness Report) that remains outstanding after the Closing Date;

(v)	any Taxes arising from the operation of either Company prior to Closing, transfer Taxes or other Taxes in connection with this Transaction; or

(vi)	any Liability arising from employees or consultants of either Company.

40

(b)	Materiality standards or qualifications in any representation, warranty or covenant shall only be taken into account in determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, and shall not be taken into account in determining the amount of any Damages with respect to such breach, default or failure to be true and correct.

(c)	From and after the Closing, both Companies will be owned by the Purchaser the Parties to this Agreement agree that any recovery by Purchaser after Closing pursuant to this Article IX shall be against the Seller, who will have no right of reimbursement, contribution or other recovery against either Company.

9.3	Procedures for Indemnification.

(a)	Notice. Promptly after the appropriate management personnel of any Purchaser Party entitled to indemnification hereunder (an “Indemnified Party”) (i) become aware of circumstances that have resulted in, or which are reasonably likely to result in, Damages for which the Indemnified Party intends to seek indemnification for or (ii) receive written notice of any third-party demand, claim or circumstances which, with the lapse of time, the giving of notice or both, are reasonably likely to give rise to a claim or the commencement (or threatened commencement) of any Proceeding that may result in Damages for which the Indemnified Party may be indemnified hereunder (an “Asserted Liability”), the Indemnified Party shall give notice thereof (a “Claims Notice”) to any other Party or Parties obligated to provide indemnification hereunder (an “Indemnifying Party”). The Claims Notice shall describe the Damages or the Asserted Liability in reasonable detail to the extent known, and shall indicate the amount (estimated, if necessary and if reasonably capable of estimation) of the Damages that has been or that may be suffered by the Indemnified Party. The Claims Notice may be amended on one or more occasions with respect to the amount of the Asserted Liability or the Damages at any time prior to final resolution of the obligation to indemnify relating to the Asserted Liability or the Damages. If a Claims Notice is not provided promptly as required by this Section 9.3, the Indemnified Party nonetheless shall be entitled to indemnification or reimbursement by the Indemnifying Party except to the extent the Indemnifying Party has been materially prejudiced by such late receipt of a Claims Notice.

41

(b)	Opportunity to Contest. The Indemnifying Party may, provided that it has acknowledged its responsibility to indemnify with respect to an Asserted Liability, elect to compromise or contest, at its own expense and with counsel of its choice reasonably acceptable to the Indemnified Party, such Asserted Liability; provided, that the Indemnifying Party shall not have the right to assume or continue the defense of any Asserted Liability if (i) in the reasonable opinion of the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because its interests could be in conflict with those of the Indemnifying Party; (ii) such Proceeding is reasonably likely to have a material adverse effect on any other matter beyond the scope or limits of the indemnification obligation of the Indemnifying Party; or (iii) the Indemnifying Party shall not have assumed and diligently continued the defense of the Proceeding in a timely fashion and in a manner reasonably acceptable to Indemnified Party. In addition, if the Indemnifying Party has assumed the defense of a Proceeding, Indemnifying Party shall take all reasonably necessary steps to defend the relevant Asserted Liability to conclusion or settlement, keep the Indemnified Party informed of the progress of any such Asserted Liability, permit the Indemnified Party at its own expense to participate in such defense and provide the Indemnified Party with reasonable access to all reasonably relevant information and documentation relating to the Asserted Liability and the Indemnifying Party’s defense thereof. If the Indemnifying Party elects to compromise or contest such Asserted Liability, it shall, within 20 days (or sooner, if the nature of the Asserted Liability so requires), notify the Indemnified Party of its intent to do so by sending a notice to the Indemnified Party (a “Contest Notice”); and, in any such event, the Indemnified Party shall reasonably cooperate, at the expense of the Indemnifying Party, in the compromise or contest of such Asserted Liability. If the Indemnifying Party elects not to compromise or contest the Asserted Liability, fails to notify, in a timely manner, the Indemnified Party of its election as herein provided or contests its obligation to indemnify under this Agreement with respect to such Asserted Liability, the Indemnified Party shall have the right to pay, compromise or contest such Asserted Liability on behalf of and for the account and risk of the Indemnifying Party. Anything in this Section 9.3(b) to the contrary notwithstanding, (i) the Indemnified Party shall have the right, at its own cost and for its own account, to compromise or contest any Asserted Liability, (ii) the Indemnifying Party shall not, without the Indemnified Party’s written consent, settle or compromise any Asserted Liability for Taxes, and (iii) the Indemnifying Party shall not, without the Indemnified Party’s written consent, settle or compromise any Asserted Liability not for Taxes or consent to entry of any judgment with respect to such Asserted Liability which does not include an unconditional term releasing the Indemnified Party and its Affiliates from all Liability in respect of such Asserted Liability. In any event, the Indemnified Party and the Indemnifying Party may participate, at their own expense, in the contest of an Asserted Liability. The Indemnifying Party and the Indemnified Party shall reasonably cooperate with each other as to all Asserted Liabilities (at the expense of the Indemnifying Party), shall make available to each other, as reasonably requested, all information, records, and documents reasonably related to all Asserted Liabilities and shall preserve all such information, records, and documents until the termination of any Asserted Liability. The Indemnifying Party and the Indemnified Party also shall make available to each other, as reasonably requested (and at the reasonable expense of Indemnifying Party), their respective personnel, agents, and other representatives who are responsible for preparing or maintaining information, records, or other documents, or who may have particular knowledge with respect to any Asserted Liability.

42

9.4	Limitations on Indemnification.

(a)	No amount shall be payable by Seller to any Indemnified Party pursuant to Section 9.2(a)(i) (other than with respect to Damages related to breach of a Specified Rep) unless (i) the amount of Damages related to any individual item exceeds Twenty Five Thousand Dollars ($25,000) (provided that such items shall be aggregated for the purposes of determining whether the Seller’s Basket has been reached); and (ii) the aggregate amount of Damages indemnifiable by Seller under Section 9.2(a)(i) (other than with respect to Damages related to breach of a Specified Rep) exceeds an amount (the “Seller’s Basket”) equal to Seventy-Five Thousand Dollars ($75,000.00), at which point the Seller shall become liable for all such Damages, including the Damages reflected in the Seller’s Basket.

(b)	Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of aggregate indemnifiable Damages which may be recovered from Seller under Section 9.2(a)(i) (other than with respect to Damages related to breach of a Specified Rep) shall be an amount equal to Six Hundred Thousand Dollars ($600,000) (“Seller’s Indemnification Cap”).

(c)	Notwithstanding anything to the contrary contained in this Article IX, all of the Indemnifying Parties' indemnification obligations under this Article IX shall be satisfied through exercise by Purchaser of its right to repurchase Purchaser Shares pursuant to the provisions of Section 1.3(c) of this Agreement. For the avoidance of doubt, no separate claim for monetary Damages or any other claim may be instituted against the Seller pursuant to this Article IX or otherwise pursuant to this Agreement or the other Transaction Documents and Purchaser of its right to repurchase Purchaser Shares pursuant to the provisions of Section 1.3(c) of this Agreement shall constitute the sole and exclusive remedy of the Indemnified Parties for all Damages that are to be indemnified by the Indemnifying Parties hereunder or under any other Transaction Agreement.

(d)	The limitations set forth in subsections (a) and (b) of this Section 9.4 shall not apply to Seller’s indemnification obligation (x) arising out of or resulting from fraud or intentional misrepresentation by Seller; or (y) arising out of or resulting from a breach of any of the Specified Reps.

9.5	Nature of Indemnification Payments. Any indemnification payment made by Seller pursuant to this Article IX shall be deemed by the Parties as an adjustment to the Purchase Price.

43

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1	Expenses. Whether or not the Transaction is consummated, each Party shall pay its own fees, costs and expenses in connection with this Agreement and the Transaction (including the fees, costs and expenses of its advisers, accountants and legal counsel).

10.2	Interpretation. None of this Agreement or the Transaction Agreements or any uncertainty or ambiguity herein or therein shall be construed or resolved against any Party hereto, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsperson, and this Agreement and the Transaction Agreements have been reviewed, negotiated and accepted by all parties and their attorneys, and any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement or any of the Transaction Agreements. Unless the context shall otherwise require, words using the singular or plural number shall also include the plural or singular number, respectively. The words “include,” “includes” and “including” herein or in any Transaction Agreement shall be deemed to be followed by the phrase “without limitation,” and the word “or” shall include the meaning “either or both.” Unless the context shall otherwise require, any reference herein or in any Transaction Agreement to any agreement or other instrument or statute or regulation is to such agreement, instrument, statute or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision). Unless the context otherwise provides, all pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires. All references in this Agreement or any Other Agreement to “Section,” “Subsection” or “Article” (or similar references) shall be deemed to be references to a section, subsection or article of the agreement in which they occur unless the context otherwise requires. The table of contents and the captions and other headings contained in this Agreement or any Transaction Agreement as to the contents of particular articles, sections, paragraphs or other subdivisions contained herein or therein have been included for convenience of reference only and shall not, in any way, be construed as part of this Agreement or as limitations on the scope of the particular articles, sections, paragraphs or other subdivisions to which they refer and shall not affect the interpretation or meaning of this Agreement or any Transaction Agreement.

10.3	Further Assurances. Each Party agrees (a) to furnish upon request to each other Party such further information, (b) to execute and deliver to each other Party such other documents, and (c) to do such other acts and things, all as another Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transaction.

10.4	Notices.

(a)	All notices, requests, demands and other communications hereunder shall be either (i) delivered in person, (ii) sent by overnight courier service or other express commercial delivery service, or (iii) sent by facsimile with confirmation of receipt and, in each case, addressed as follows:

44

If to the Companies/ Seller:	Eldad Aharoni

with copies to:	Meitar Liquornik Geva Leshem Tal, Law Offices
16 Abba Hillel Rd.
Ramat Gan 52506, Israel
	Attention:	Raanan Lerner, Adv.
Tomer Shani, Adv.

If to Purchaser:	MYECHECK, INC
2400 East Bidwell
Suite 140
Folsom, CA 95630
Att: Ed Starrs

(b)	All notices, requests, instructions or documents given to any Party in accordance with this Section 11.4 shall be deemed to have been given on the date of mailing or transmission, whether delivered by hand, by overnight courier service, or by facsimile, with confirmation of receipt on such date.

(c)	Any Party hereto may change its address specified for notices herein by designating a new address by notice given in accordance with this Section 11.4.

10.5	Entire Agreement. This Agreement, the schedules, the exhibits and the Transaction Agreements constitute the entire agreement between the parties relating to the subject matter hereof and thereof and supersede all prior oral and written understandings, all contemporaneous oral negotiations and discussions, and all other writings and agreements relating to the subject matter of this Agreement.

10.6	Modifications, Amendments and Waivers. This Agreement and any Transaction Agreements cannot be amended or changed nor any performance, term, or condition waived in whole or in part, except by a writing signed by the Party against whom enforcement of the amendment, change or waiver is sought. No delay or failure on the part of any Party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder.

45

10.7	Successors and Assigns. This Agreement cannot be assigned by any Party without the prior written consent of the other parties hereto and any assignment in violation of this Section 11.7 shall be null and void; provided that Purchaser may assign this Agreement and any Transaction Agreement (i) to Affiliates of Purchaser or (ii) following Closing, in connection with any merger, sale of Purchaser’s assets or similar corporate transaction, including a sale or transfer of either Company, its assets, or a significant portion thereof; provided, further, that in case of any assignment of this Agreement or any Transaction Agreement, the assignor shall not be released from its obligations hereunder without the consent, in the case of the Seller, of Purchaser, and in the case of Seller, of Purchaser.

10.8	Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of California or any similar successor provision, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the Parties.

10.9	Severability. Should any one or more of the provisions of this Agreement be determined to be invalid, illegal or unenforceable, such invalid, illegal or unenforceable provisions shall be deemed severed herefrom, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. The parties shall replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as practicable to that of the invalid, illegal or unenforceable provisions.

10.10	Specific Performance. Each Party agrees that irreparable harm, for which there may be no adequate remedy at law and for which the ascertainment of monetary damages may be difficult, may occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party accordingly agrees that the other parties shall be entitled to seek specific enforcement of this Agreement and to obtain an injunction or injunctions to prevent breaches of the provisions of this Agreement or any other Transaction Agreement and to enforce specifically the terms and provisions hereof or thereof, in each instance without being required to post bond or other security and in addition to, and without having to prove the adequacy of, other remedies at law.

10.11	Counterparts. This Agreement may be executed in any number of counterparts which may be delivered by facsimile, each of which shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument.

10.12	Venue. The Parties agree that any dispute or disagreement which may arise under or pursuant to this Agreement or the Transaction Agreements or the transactions contemplated hereby or thereby shall be adjudicated exclusively by the U.S. District Court for the Northern District of California in the United States of America.

46

10.13	Attorneys’ Fees, Costs and Expenses. In any Proceeding to enforce the terms of this Agreement or the other documents executed in connection herewith, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and expenses incurred in connection with such enforcement Proceeding.

10.14	No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors and permitted assigns, and the parties do not intend to confer third-party beneficiary rights upon any other Person.

[Signatures Follow On a Separate Page]

47

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by their respective officers thereunto duly authorized all as of the date first written above.

MYECHECK, INC.

By: /s/ EDWARD R. STARRS

Name: EDWARD R. STARRS

Title: President & CEO

SEERGATE LTD.

By: /s/ ELDAD AHARONI

Name: ELDAD AHARONI

Title: CEO

SEERGATE INC.

By:

Name:

Title:

48

EXHIBIT A

CERTAIN DEFINITIONS

“Accounts Payable” shall mean and include all accounts payable and other amounts owed to trade creditors of either Company.

“Accounts Receivable” shall mean and include all accounts receivable, notes receivable and other monies due to either Company for sales and deliveries of goods, performance of services and other transactions (whether or not on the books of the Companies).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Agreement” shall mean the Stock Purchase Agreement to which this Exhibit A is attached (including the Seller’s Disclosure Schedule and all other schedules and exhibits attached hereto), as it may be amended from time to time.

“Asserted Liability” shall have the meaning specified in Section 9.3(a).

“Business” shall have the meaning set forth in the first Recital.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by law to be closed.

“Claims Notice” shall have the meaning set forth in Section 9.3(a).

“Closing” shall have the meaning specified in Section 1.2(a).

“Closing Balance Sheet” shall have the meaning specified in Section 1.5(b).

“Closing Balance Sheet Dispute Notice” shall have the meaning specified in Section 1.5(c).

“Closing Date” shall have the meaning specified in Section 1.2(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall mean either of Seergate Ltd. or Seergate Inc., and “Companies” shall mean both of them.

“Company IP Assets” shall mean all Intellectual Property Rights and Technology that either Company owns or has a license to, excluding licenses from customers that only allow such Company to manufacture and supply to such customers.

“Company Option” shall mean options to purchase shares of either Company’s capital stock.

1

“Company Products” shall mean all products and services manufactured, made, designed, maintained, supported, developed, sold, licensed, marketed, or otherwise distributed or provided by or for either Company or the Companies collectively (including all versions and releases thereof, whether already distributed or provided, under development, planned or conceived, or otherwise), together with any related materials, information or data, including, without limitation, the names, numbers (e.g., part numbers) and packaging associated with such products and services.

“Company Shares” shall have the meaning specified in Section 3.3(a).

“Company Transaction Expenses” shall have the meaning specified in Section 3.24.

“Confidential Information” shall mean all Trade Secrets and other confidential and/or proprietary information of a Person, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, manufacturing processes, financial projections, cost summaries, pricing formula, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, Representatives, or consultants.

“Competing Party” shall have the meaning specified in Section 6.3.

“Competing Transaction” shall have the meaning specified in Section 6.3.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).

“Contest Notice” shall have the meaning specified in Section 9.3(b).

“Contract” shall mean any agreement, contract, consensual obligation, promise, understanding, arrangement, commitment or undertaking of any nature (whether written or oral and whether express or implied), whether or not legally binding.

“Damages” shall have the meaning specified in Section 9.2(a).

“Disclosing Party” shall have the meaning specified in Section 6.8(b).

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

2

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company).

“Estimated Net Working Capital” shall have the meaning specified in Section 1.5(a).

“Estimated Net Working Capital Adjustment Amount” shall have the meaning specified in Section 1.5(a).

“Final Resolution Date” shall have the meaning specified in Section 1.5(b).

“Financial Statements” shall have the meaning specified in Section 3.6(a).

“GAAP” means U.S. generally accepted accounting principles in effect on the date on which they are to be applied pursuant to this Agreement, applied consistently throughout the relevant periods.

“Governmental Approval” shall mean any: (a) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Authority.

“Governmental Authority” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Gross Purchase Price” shall have the meaning specified in Section 1.3(a).

“Indebtedness” means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances and other third-party financing parties; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of such Person that are not characterized as short term Liabilities under GAAP; (iv) all obligations in respect of letters of credit, whether or not drawn, and bankers’ acceptances or similar credit transactions, whether or not then due, issued for the account of such Person; (v) all capitalized lease obligations of such Person; (vi) all interest rate protection agreements of such Person (valued on a market quotation basis); (vii) all obligations of such Person secured by a contractual lien; (viii) all guarantees of such Person in connection with any of the foregoing; (ix) any debt-like obligation or financing-type arrangement in respect of the deferred purchase price of property or property received as of the Closing with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise; (x) all earn-out obligations of such Person; (xi) any accrued interest, prepayment premiums or penalties or other costs or expenses related to any of the foregoing; and (xii) all obligations of any other Person of the type referred to in clauses (i) through (xii) which are secured by any Encumbrance on any property or asses of such Person.

3

“Indemnified Party” shall have the meaning specified in Section 9.3(a).

“Indemnifying Party” shall have the meaning specified in Section 9.3(a).

“Independent Accounting Firm” shall have the meaning specified in Section 1.5(c).

“Insurance Policies” shall have the meaning specified in Section 3.19.

“Intellectual Property Licenses” shall mean (i) any grant to a Person of any right or authorization to use or practice or any covenant not to sue under or release from any claim of damages for infringement, unauthorized use or disclosure, or misappropriation of any Company IP Assets, and (ii) any grant to either Company of any right or authorization to use or practice or any covenant not to sue under or release from any claim of damages for infringement, unauthorized use or disclosure, or misappropriation of any Person’s Intellectual Property Rights or Technology which is necessary, useful, or otherwise related to the Business.

“Intellectual Property Rights” shall mean all right, title, and interest arising from or in respect of any of the following, whether protected, created or arising under the laws of the United States, Israel and any other jurisdiction: (i) all Patents, (ii) all Trademarks, (iii) all Copyrights, (iv) any Trade Secrets; and all rights, benefits, privileges, causes of action, and remedies relating to any of the foregoing, whether before or hereafter accrued, including the exclusive rights to apply for and maintain all registrations, renewals, and extensions, to sue for all past, present, and future infringements, unauthorized uses or disclosures, or misappropriations of any rights relating thereto, and to settle and retain proceeds from any such actions, and all contractual and other entitlements to royalties and other payments for the use or practice thereof.

“Interim Balance Sheet” shall have the meaning specified in Section 3.6(a).

“Interim Balance Sheet Date” shall have the meaning specified in Section 3.6(a).

“Investments” shall have the meaning specified in Section 3.23.

“Inventory” means all finished goods, work in process for the production of finished goods, raw materials and other materials and supplies to be used or consumed by the Companies in the production of its goods or the provision of services.

“IRS” means the Internal Revenue Service.

“ITU Application” shall mean any intent-to-use trademark application with respect to any Purchased IP Asset that is pending at any time between the date of the Agreement and the Closing.

“Key Employees” shall have the meaning specified in Section 6.14.

4

“Knowledge” or “knowledge” An individual shall be deemed to have “Knowledge” of a particular fact or other matter if: (i) such individual is actually aware of such fact or other matter or (ii) (except when Knowledge is stated to be “actual Knowledge”) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the truth or existence of such fact or other matter. The Companies shall be deemed to have “Knowledge” of a particular fact or other matter if any of Eldad Aharoni, Alicia Ismach, Israel Adir, or Doron Dovrat has actual knowledge of such fact or other matter after due and diligent inquiry.

“Leased Real Property” shall have the meaning specified in Section 3.20(b).

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” shall mean any debt, obligation, duty, liability or Tax of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty, liability or Tax would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Material Adverse Effect” means with respect to Seller, the Companies, any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely (a) to be materially adverse to the condition (financial or otherwise), properties, assets, Liabilities, business, operations or results of operations of the Companies, or the Business or (b) to prevent or materially delay consummation of the Transaction or otherwise to prevent Seller or the Companies from performing their obligations under this Agreement or any of the Transaction Agreements; provided, however, that in determining whether a Material Adverse Effect has occurred or is reasonably likely to occur with respect to the Companies, there shall be excluded any effect on the Companies resulting from, or arising out of, any of the following (either alone or in combination): (i) general economic, business or political conditions (and changes thereto) or changes in, or conditions generally affecting, the Israeli, U.S. or international economy, the financial markets, or the industry in which any of the Companies operates; provided, however, that such changes or conditions do not have a materially disproportionate or unique effect on the Companies relative to other companies operating in the industry in which the Companies operate; (ii) any generally applicable changes in laws, rules or regulations, or in GAAP, or in the official interpretation of any of the foregoing by any Person other than the Company, provided, however, that such changes do not have a materially disproportionate or unique effect on the Companies relative to other companies operating in the industry in which the Companies operate; and (iii) any failure by the Companies to meet any projections, forecasts or estimates of its consolidated revenue, bookings or earnings, in and of itself (it being understood that any underlying cause(s) of any such failure may be deemed to constitute, in and of itself, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred or, is reasonably likely to occur); (iv) any declaration of war by or against, or an escalation of hostilities involving, or an act of terrorism against, any country where the Companies or their major sources of supply have material operations or where it or they has sales; provided, however that such acts do not affect the Companies materially disproportionately as compared to other companies operating in the same industries or geographies as the Companies; or (v) any action taken by the Companies as required by this Agreement.

5

“Material Contracts” shall have the meaning specified in Section 3.11(a).

“Moral Rights” shall mean all moral, artist’s, personal author’s and paternity rights, including any right to claim authorship of a work or to attribution, right of integrity, respect for one’s work, or to object to any distortion or other modification of a work, right with respect to publication, withdrawal, retraction, or correction, or right to receive remuneration.

“Net Working Capital Adjustment” shall have the meaning specified in Section 1.5(d).

“Nondisclosing Party” shall have the meaning specified in Section 6.8(b).

“Order” shall mean any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (b) Contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.

“Ordinary Course of Business” shall mean the ordinary and usual course of normal day-to-day operation of the Companies.

“Outside Closing Date” shall have meaning specified in Section 8.1(c).

“Owned Real Property” shall have the meaning specified in Section 3.20(a).

“Patents” shall mean all letters patent and rights accorded under patent law systems, utility models, or equivalent forms of protection for intellectual property, and applications therefor, including continuations, divisionals, continuations-in-part, reissues, reexaminations, substitutions, renewals, and extensions thereof, and patents issuing thereon.

“Permitted Indebtedness” shall have the meaning specified in Section 1.4(a).

“Permitted Indebtedness Amount” shall have the meaning specified in Section 1.4(a).

“Permitted Indebtedness Report” shall have the meaning specified in Section 1.4(a).

“Person” shall mean any individual, Entity or Governmental Authority.

6

“Personally Identifiable Information” shall mean any information that can be used to identify a specific individual as defined by applicable Legal Requirement in the relevant jurisdictions, such as the individual’s name, address, telephone number, fax number, email address, credit card or financial account number, medical information, or health insurance information.

“Preferred Financing” shall have the meaning specified in Section 1.3(b).

“Preliminary Closing Statement” shall have the meaning specified in Section 1.5(a).

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.

“Prohibited Business” shall have the meaning specified in Section 6.14(a).

“Publicity Rights” shall mean any rights with respect to publicity, privacy, name, nickname, sobriquet, signature, likeness, photograph, voice, sound effect, identity, personality, biographical information or materials, endorsement, quotation, attribution, or the like.

“Purchase Price” shall have the meaning specified in Section 1.3(a).

“Purchaser” shall mean MyECheck, Inc., a Wyoming corporation.

“Purchaser’s Disclosure Schedule” shall have the meaning specified in Article V.

“Purchaser Parties” shall have the meaning specified in Section 9.2(a).

“Real Property” shall have the meaning specified in Section 3.20(b).

“Real Property Leases” means all leases, subleases, licenses, concessions and other agreements or Contracts (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Companies holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of either Company.

“Representatives” shall mean officers, directors, employees, attorneys, accountants, advisors, agents, distributors, licensees, shareholders, subsidiaries and lenders of a Party. In addition, all Affiliates of Seller shall be deemed to be “Representatives” of Seller.

“Resolutions” shall have the meaning specified in Section 3.2(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall mean Seergate Ltd., a company of Israel.

“Seller’s Disclosure Schedule” shall have the meaning specified in Article III.

7

“Seller’s Indemnification Cap” shall have the meaning specified in Section 9.4(b).

“Specified Reps” shall have the meaning specified in Section 9.1(a).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).

“Survival Period” shall have the meaning specified in Section 9.1(a).

“Tax” (and, with correlative meaning, “Taxes”) shall mean (a) any federal, state, local or foreign income, alternative or add-on minimum income, ad valorem, business license, capital, custom, disability, documentary, employment, environmental, excise, franchise, gains, gross income, gross receipts, import, license, occupation, payroll, personal property, premium, profits, property transfer, real property, recording, registration, sales, services, severance, social security, stamp, transfer, unemployment, unemployment insurance, use, value added, wage, windfall profit or withholding tax, custom, duty, levy or other governmental assessment, charge or fee in the nature of a tax (whether payable directly or by withholding); (b) any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise; and (c) any estimated Tax, interest, fines, penalties or additions to Tax with respect to amounts referred to in clauses (a) or (b) hereof.

“Tax Return” shall mean any return, report, estimate, declaration of estimated tax, claim for refund, information statement or other document relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

“Technology” shall mean, collectively, all technology, formulae, recipes, specifications (including information regarding materials, ingredients, tools, apparatus, sources, vendors), procedures, processes, methods, techniques, ideas, creations, inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), improvements, know-how, research and development, technical data, designs, models, algorithms, subroutines, Software, works of authorship, copyrightable subject matter, and other similar materials, recordings, graphs, drawings, reports, analyses, and other writings, confidential or proprietary information, and general intangibles of like nature, and all tangible embodiments of the foregoing, in any form whether or not specifically listed herein.

8

“Trademarks” shall mean all trademarks, service marks, trade names, service names, brand names, trade dress, logos, designs, artwork or variants thereof, promotional materials, Internet domain names, IP addresses, email addresses, fictitious and other business names, personal names, identities, privacy rights, and general intangibles of like nature, together with the goodwill associated with any of the foregoing, and all applications, ITU Applications, registrations and renewals thereof.

“Trade Secrets” shall mean any trade secrets or similar forms of protection for confidential or proprietary information.

“Transaction” shall mean, collectively, the transactions contemplated by this Agreement.

“Transaction Agreements” shall mean this Agreement, the Restricted Stock Purchase Agreement and all other agreements, certificates, instruments, documents and writings delivered by Purchaser, either Company and/or Seller in connection with the Transaction.

“Workers” shall have the meaning set forth in Section 3.13(a).

9